UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 11-K

(Mark One)

☒	Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2017

OR

☐	Transition Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

Commission file number 001-09553

CBS 401(k) PLAN
(Full title of the plan)

CBS CORPORATION
(Name of issuer of the securities held pursuant to the plan)

51 West 52nd Street
New York, New York 10019
(Address of principal executive office)

CBS 401(k) PLAN

FINANCIAL STATEMENTS, SUPPLEMENTAL SCHEDULES AND EXHIBITS
DECEMBER 31, 2017 AND 2016

INDEX

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:
Statements of Net Assets Available for Benefits at December 31, 2017 and 2016	2

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2017	3

Notes to Financial Statements	4

Schedules
Supplemental Schedules:
Schedule H, line 4a - Schedule of Delinquent Participant Contributions	S - 1

Schedule H, line 4i - Schedule of Assets (Held at End of Year)	S - 2

All other schedules required by the Department of Labor's Rules and Regulations for Reporting and
Disclosure under the Employee Retirement Income Security Act of 1974 are omitted as not applicable or not required.

Signature

Exhibit:
23.1 Consent of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of the CBS 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the CBS 401(k) Plan (the “Plan”) as of December 31, 2017 and December 31, 2016 and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and December 31, 2016, and the changes in net assets available for benefits for the year ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule of Delinquent Participant Contributions for the year ended December 31, 2017 and Schedule of Assets (Held at End of Year) as of December 31, 2017 have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
New York, New York
June 29, 2018

We have served as the Plan's auditor since at least 1996. We have not determined the specific year we began serving as auditor of the Plan.

CBS 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

	At December 31,
	2017	2016
Assets
Investments, at fair value	$2,934,530	$3,092,439
Synthetic guaranteed investment contracts, at contract value	1,133,811	1,210,310
Receivables:
Notes receivable from participants	27,458	34,384
Employee contributions	1,115	1,047
Employer contributions	3,732	2,670
Interest and dividends	3,749	3,132
Due from broker for securities sold (Note 1)	159	50,381
Total assets	4,104,554	4,394,363
Liabilities
Accrued expenses	1,370	1,540
Due to broker for securities purchased	15	28
Total liabilities	1,385	1,568
Net assets available for benefits	$4,103,169	$4,392,795
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
(In thousands)

Year Ended
December 31, 2017
Additions to net assets attributed to:
Investment income:
Net appreciation in fair value of investments	$370,536
Interest	30,426
Dividends	18,133
Interest income on notes receivable from participants	1,212
Contributions:
Employee	100,762
Employer	33,583
Rollover	18,737
Total additions	573,389
Deductions from net assets attributed to:
Benefits paid to participants	(318,965)
Plan expenses	(4,926)
Total deductions	(323,891)
Net increase	249,498
Transfer to the CBS Radio 401(k) Plan (Note 1)	(539,124)
Net assets available for benefits, beginning of year	4,392,795
Net assets available for benefits, end of year	$4,103,169
The accompanying notes are an integral part of these financial statements.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
(Tabular dollars in thousands)

NOTE 1 - PLAN DESCRIPTION
The following is a brief description of the CBS 401(k) Plan (the “Plan”) and is provided for general information only. Participants should refer to the Plan document, as amended, for more complete information regarding the Plan.

The Plan, sponsored by CBS Corporation (the “Company” or “CBS Corp.”), is a defined contribution plan offered on a voluntary basis to eligible employees of the Company and each of its subsidiaries that is included for participation.

Eligible full-time newly hired employees may enroll in the Plan immediately or are automatically enrolled following 60 days after hire or rehire and attainment of age 21, unless they elect not to participate. Part-time employees are automatically enrolled in the Plan on the first day of the month following the attainment of age 21 and completion of 1,000 hours of service within a consecutive twelve-month period, unless they already voluntarily enrolled upon meeting the age and service requirements or have elected not to participate. The Plan is subject to the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is overseen by a retirement committee designated as the administrator of the Plan as defined under ERISA (the “Plan Administrator”) by the Company’s Board of Directors (the “Board”).

Exempt Party-in-Interest Transactions
Through October 1, 2017, The Bank of New York Mellon (the “Prior Trustee”) was the trustee and custodian and Mercer HR Services, LLC was the recordkeeper of the Plan. On October 2, 2017, Fidelity Management Trust Company (the “Trustee”) became the trustee and custodian and Fidelity Workplace Services LLC became the recordkeeper of the Plan. Certain Plan investments are shares of funds and bonds managed by the Trustee, the Prior Trustee or companies affiliated with the Prior Trustee, or shares and bonds of a company affiliated with CBS Corp., and therefore qualify as party-in-interest transactions. The fair value of these investments was $218 million at December 31, 2017 and $356 million at December 31, 2016, and these investments appreciated by $6 million for the year ended December 31, 2017. In addition, certain Plan investments are shares of CBS Corp. Class A Common Stock and Class B Common Stock (together, “CBS Corp. Common Stock”) and therefore qualify as party-in-interest transactions. The fair value of these investments was $341 million at December 31, 2017 and $508 million at December 31, 2016. For the year ended December 31, 2017, these investments depreciated by $28 million and earned dividends of $5 million. During the year ended December 31, 2017, the Plan purchased $9 million and sold $49 million of CBS Corp. Common Stock.

Plan Transfers
Effective January 1, 2017, in connection with the Company’s disposition of CBS Radio Inc. (“CBS Radio”), the Company’s radio business, the Company established the CBS Radio 401(k) Plan. The assets attributable to CBS Radio participants in the CBS 401(k) Plan were transferred to the CBS Radio 401(k) Plan. At December 31, 2016, “Due from broker for securities sold” reflected a higher volume of security trades that were initiated, but not yet settled on December 31, 2016, to enable the Plan to transfer the accounts of CBS Radio employees from the Plan to the CBS Radio 401(k) Plan in January 2017. These participants’ accounts were invested into funds in the CBS Radio 401(k) Plan that are similar in nature to the CBS 401(k) Plan’s funds.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

Participant Accounts
Each Plan participant’s account is credited with the participant’s contributions, the employer matching contributions, if applicable, and the participant’s share of the interest, dividends, and any realized or unrealized gains or losses of the Plan’s assets, net of certain Plan expenses.

Participants have the option of investing their contributions or existing account balances among various investment options. These investment options include common collective funds, registered investment companies (mutual funds), separately managed accounts, which primarily invest in common stocks, a fixed income fund and the CBS Corp. Class B Common Stock fund.

Within the Plan, the CBS Corp. Class A Common Stock fund and CBS Corp. Class B Common Stock fund are part of an Employee Stock Ownership Plan (“ESOP”). As a result, the Plan offers an ESOP dividend election under which Plan participants can elect to reinvest any ESOP dividends paid on vested shares back into the ESOP account in CBS Corp. Class B Common Stock or, for the CBS Corp. Class B Common Stock fund only, to receive the dividends as a cash payout. If a participant does not make an election, the dividends are reinvested in the ESOP account in the CBS Corp. Class B Common Stock fund.

Participants may also elect to open a self-directed brokerage account (“SDA”). Participants may not contribute directly to the SDA, but may transfer balances to the SDA from other investment funds except the fixed income fund. A participant may transfer up to 25% of his or her account balance (net of loans) to the SDA. The initial transfer to the SDA may not be less than $2,500 and there is no minimum for subsequent individual transfers.

Contributions
The Plan permits participants to contribute up to 50% of eligible annual compensation on a traditional before-tax, Roth 401(k) after-tax, or combination basis and up to 15% of eligible annual compensation on a traditional after-tax basis, subject to the Code limitations set forth below. Total combined contributions may not exceed 50% of eligible annual compensation. Roth 401(k) contributions and the related earnings can be withdrawn tax-free if certain requirements are met. The level of employer matching contributions is entirely at the discretion of the Board and is determined annually for all participants in the Plan. For 2017, the Board set the employer’s matching contribution at 70% of the first 5% of eligible compensation contributed on a before-tax or Roth 401(k) basis.

Participants may elect to invest their matching contributions in any investment option, including the CBS Corp. Class B Common Stock fund. If no option is elected by the participant, the matching contribution is invested in the Plan’s Qualified Default Investment Alternative (“QDIA”), a common collective fund that is primarily invested in a mix of equities and bonds appropriate for the participant’s target retirement year, which is assumed to be at age 65.

Upon date of hire and, effective on the 60th day following the date upon which an employee becomes eligible to participate in the Plan, newly hired employees are deemed to have authorized the Company to make before-tax contributions to the Plan in an amount equal to 5% of the employee’s eligible compensation. However, a deemed authorization does not take effect if, during the 60-day period, the employee elects not to participate in the Plan or to participate at a different contribution rate.

The Code limits the amount of annual participant contributions that can be made on a before-tax or Roth 401(k) basis to $18,000 for 2017. Total compensation considered under the Plan, based on Code limits, could not exceed $270,000 for 2017. The Code also limits annual aggregate participant and employer contributions to the lesser of $54,000 or 100% of compensation in 2017. All contributions made to the Plan on an annual basis may be further limited due to certain nondiscrimination requirements prescribed by the Code.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

All participants who have attained age 50 before the close of the Plan year (calendar year) are eligible to make catch-up contributions. These contributions are not treated as matchable contributions. Catch-up contributions can be made if the eligible participant makes the maximum $18,000 contribution permitted for the plan year. The limit for catch-up contributions is $6,000 in 2017.

Vesting
Participants in the Plan are immediately vested in their own contributions and earnings thereon. Employer matching contributions vest at 20% per year of service, becoming fully vested after five years of service. If a participant’s employment terminates prior to being vested in their employer matching contributions, the non-vested portion of their account is forfeited and may be used to reduce future employer matching contributions and to pay administrative expenses. Forfeitures are recorded at the time vested benefits are distributed or as of the close of the fifth consecutive year of break in service if no distribution was elected. During 2017, the Company utilized forfeitures of $5,760,000 to reduce matching contributions and approximately $779,000 to pay administrative expenses. As of December 31, 2017 and 2016, the Company had forfeitures of approximately $1,467,000 and $4,499,000, respectively, available to be used as noted above.

Notes Receivable from Participants
Eligible participants may request a loan for up to the lesser of 50% of the participant’s vested account balance or $50,000, reduced by the highest outstanding balance of any Plan loan made to the participant during the twelve-month period ending on the day before the loan is made. The minimum loan available to a participant is $500. The interest rate on participant loans is one percentage point above the annual prime commercial rate (as published in The Wall Street Journal) on the first day of the calendar month in which the loan is approved. Principal and interest is payable through payroll deductions. Only one loan may be outstanding at any time. Participants may elect repayment periods from 12 to 60 months commencing as soon as administratively possible following the distribution of the loan proceeds to the participant. The Plan allows participants to elect a repayment term of up to 300 months for loans used for the acquisition of a principal residence. Repayments of loan principal and interest are allocated in accordance with the participant’s current investment elections. Loans outstanding at December 31, 2017 carry interest rates ranging from 4.25% to 10%.

Distributions and Withdrawals
Earnings on employee contributions (other than after-tax contributions) and employer contributions are not subject to income tax until they are distributed or withdrawn from the Plan.

Participants in the Plan, or their beneficiaries, may receive their vested account balances in a lump sum, in installments over a period of up to 20 years, or in partial distributions of the account balance in the event of retirement, termination of employment, disability or death. For vested account balances invested in the CBS Corp. Class A Common Stock fund and CBS Corp. Class B Common Stock fund, participants may elect to receive distributions in cash or whole shares. In general, participants must receive a required minimum distribution upon attainment of age 70 1/2 unless they are still employed.

Participants in the Plan may withdraw part or all of their after-tax and rollover contributions and the vested portion of employer matching contributions. Upon attainment of age 59 1/2, participants may also withdraw all or part of their before-tax or Roth 401(k) contributions and earnings thereon. The Plan limits participants to two of the above withdrawal elections in each Plan year.

A participant may obtain a financial hardship withdrawal of the vested portion of employer matching contributions and employee before-tax or Roth 401(k) contributions provided that the requirements for hardship are met and only

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

to the extent required to relieve such financial hardship. There is no restriction on the number of hardship withdrawals permitted.

When a participant terminates employment with the Company, the full value of employee contributions and earnings thereon plus the value of all vested employer matching contributions and earnings thereon are eligible for distribution and can be rolled over to a tax qualified retirement plan or an Individual Retirement Account (“IRA”) or remain in the Plan rather than being distributed. If the vested account balance is $1,000 or less and the participant does not make an election to rollover the vested account balance, it will be automatically paid in a single lump sum cash payment, and taxes will be withheld from the distribution.

Plan Expenses
The fees for investment of Plan assets are charged to the Plan’s investment funds. Certain administrative expenses such as fees for accounting, investment consulting and employee communications may be paid by the Plan using forfeitures or may be paid by the Company. Recordkeeping and trustee fees are paid from participant accounts. For 2017, approximately $246,000 was paid to the Trustee, a party-in-interest, and its affiliates and approximately $234,000 was paid to the Prior Trustee, a party-in-interest, and its affiliates for services provided during the year.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Certain amounts reported for the prior year have been reclassified to conform to the current year’s presentation.

In accordance with Financial Accounting Standards Board (“FASB”) guidance, investments are reported at fair value, except for fully benefit-responsive investment contracts which are reported at contract value. Contract value was determined to be the relevant measurement for the portion of net assets available for benefits attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis with respect to the fully benefit-responsive investment contracts.

Investment Valuation
Short-term money market investments are carried at amortized cost which approximates fair value due to the short-term maturity of these investments. Investments in common stock are reported at fair value based on quoted market prices on national security exchanges. Investments in registered investment companies are reported at fair value based on quoted market prices in active markets. The fair value of investments in separately managed accounts is determined by the Trustee based upon the fair value of the underlying securities. The fair values of investments in common collective funds are determined using the net asset value per share (“NAV”) provided by the administrator of the fund. The NAV is determined by each fund’s trustee based upon the fair value of the underlying assets owned by the fund, less liabilities, divided by the number of outstanding units. The common collective funds have daily redemptions and one day trading terms. The common collective funds have no unfunded commitments at December 31, 2017. The fair value of fixed income, asset-backed and mortgage-backed securities is determined by independent pricing sources based on quoted market prices, when available, or using valuation models which incorporate certain other observable inputs including recent trading activity for comparable securities and broker quoted prices. Cash and cash equivalents are valued at cost plus accrued interest, which approximates fair value.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

As part of their investment strategy, the managers of the fixed income fund, which invests in synthetic guaranteed investment contracts, may use derivative financial instruments for various purposes, including managing exposure to sector risk or movements in interest rates, extending the duration of the investment portfolio and as a substitute for cash securities. The derivative instruments typically used are interest rate futures and swaps. Interest rate swaps are recorded at fair value and marked-to-market through the duration of the contract term with an offsetting increase to unrealized appreciation (depreciation). Futures are marked-to-market and settled daily. The daily receipt or payment is recognized as unrealized appreciation (depreciation) until the contract is closed at which time the total fair value of the futures contract is recognized as a realized gain (loss).

The Plan invests in fully benefit-responsive synthetic guaranteed investment contracts through the fixed income fund. The contract value of these contracts represents the aggregate amount of deposits thereto, plus interest at the contract rate, less withdrawals.

Security Transactions and Income Recognition
Purchases and sales of securities are recorded on the trade date. The average cost basis is used to determine gains or losses on security dispositions. Interest income is accrued as earned and dividend income is recorded on the ex-dividend date.

Net appreciation or depreciation in the fair value of investments, included in the Statement of Changes in Net Assets Available for Benefits, consists of the realized gains and losses and the unrealized appreciation and depreciation on those investments presented at fair value.

Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are reclassified as distributions based upon the terms of the Plan.

Payment of Benefits
Benefit payments are recorded when paid.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Plan to make estimates and assumptions, such as those regarding the fair value of investments, that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of changes in net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Recent Pronouncements
Employee Benefit Plan Master Trust Reporting
In February 2017, the FASB issued guidance on the reporting requirements for employee benefit plans that hold an interest in a master trust. Under this guidance, an employee benefit plan that has an interest in a master trust will be required to present that interest and any change in the value of that interest in separate line items on the statement of net assets available for benefits and on the statement of changes in net assets available for benefits, respectively. Employee benefit plans will also have to disclose the other assets and liabilities of the master trust, as well as the dollar amount of its interest in these balances, and the dollar amount of its interest in the investments of the master trust by general type. This guidance, which is effective for annual reporting periods beginning after December 15,

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

2018, with early adoption permitted, is not expected to have an impact on the Plan’s financial statements as the Plan does not have an interest in a master trust.
NOTE 3 - RISKS AND UNCERTAINTIES
The Plan provides for various investment options. Investment securities are exposed to various risks such as market, interest rate and credit risk. Market values of investments could decline for several reasons including changes in prevailing markets and interest rates, increases in defaults, and credit rating downgrades. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of such securities, it is at least reasonably possible that changes in investment values in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the related Statement of Changes in Net Assets Available for Benefits.

NOTE 4 - INVESTMENTS AT CONTRACT VALUE
The Plan invests in synthetic guaranteed investment contracts, which provide for the repayment of principal plus interest through benefit-responsive wrapper contracts. A wrapper contract is issued by a third party insurance company, financial institution or bank, and is held in combination with fixed income securities to form a synthetic guaranteed investment contract. The interest crediting rate on synthetic guaranteed investment contracts reflects the yield of the associated fixed income investments, plus the amortization of realized and unrealized gains and losses on those investments, typically over the duration of the investments. Interest crediting rates are reset on a monthly or quarterly basis, and the wrapper contracts provide that adjustments to the interest crediting rate cannot result in a future interest crediting rate that is less than zero. Certain factors can influence the future interest crediting rates, including the level of market interest rates, the amount and timing of participant contributions and withdrawals, and the returns generated by the fixed income investments that are associated with the synthetic guaranteed investment contract.

Certain employer initiated events may limit the ability of the Plan to transact at contract value with the issuer. These events include, but are not limited to, full or partial termination of the Plan, a material adverse change to the provisions of the Plan, an employer election to withdraw from the contract to switch to a different investment provider, an employer’s bankruptcy, layoffs, plant closings, corporate spin-offs, mergers, divestitures or other workforce restructurings, or if the terms of a successor plan do not meet the contract issuer’s underwriting criteria for issuance of a replacement contract with identical terms. No events are probable of occurring that may limit the ability of the Plan to transact at contract value.

The contract issuer is permitted to terminate the fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value in certain events, including loss of the Plan’s qualified status, an uncured material breach of responsibility, or material adverse changes to the provisions of the Plan.

At December 31, 2017 and 2016, the contract value of the Plan’s synthetic guaranteed investment contracts was $1.13 billion and $1.21 billion, respectively.

NOTE 5 - FAIR VALUE MEASUREMENTS
The following tables set forth the Plan’s financial assets measured at fair value on a recurring basis at December 31, 2017 and 2016. See Note 2 for the valuation methodology used to measure the fair value of these investments. There have been no changes to the methodologies used to measure the fair value of each asset from December 31, 2016 to December 31, 2017. These assets have been categorized according to the three-level fair value hierarchy established by the FASB, which prioritizes the inputs used in measuring fair value. Level 1 is based on quoted prices for the asset in active markets. Level 2 is based on inputs that are observable other than quoted market prices

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

in Level 1, such as quoted prices for the asset in inactive markets or quoted prices for similar assets. Level 3 is based on unobservable inputs reflecting the Plan’s own assumptions about the assumptions that market participants would use in pricing the asset. The asset’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

At December 31, 2017	Level 1	Level 2	Level 3	Total
Self-directed accounts (a)	$33,309	$4,562	$—	$37,871
Separately managed accounts:
Wellington Growth Portfolio (b)	185,141	1,435	—	186,576
Dodge & Cox Value Equity Fund (b)	161,574	3,455	—	165,029
CBS Corp. Common Stock funds (c)	340,749	2,560	—	343,309
Registered investment companies (d)	237,492	—	—	237,492
Money market funds (e)	—	18,553	—	18,553
Total assets in fair value hierarchy	$958,265	$30,565	$—	$988,830
Common collective funds measured at net asset value				1,945,700
Investments, at fair value				$2,934,530

At December 31, 2016	Level 1	Level 2	Level 3	Total
Self-directed accounts (a)	$29,964	$4,154	$—	$34,118
Separately managed accounts:
Wellington Growth Portfolio (b)	139,453	678	—	140,131
Dodge & Cox Value Equity Fund (b)	141,760	9,202	—	150,962
CBS Corp. Common Stock funds (c)	507,948	4,439	—	512,387
Registered investment companies (d)	219,542	—	—	219,542
Money market funds (e)	—	94,586	—	94,586
Total assets in fair value hierarchy	$1,038,667	$113,059	$—	$1,151,726
Common collective funds measured at net asset value				1,940,713
Investments, at fair value				$3,092,439

(a)	Primarily invested in common stock and registered investment companies. Assets categorized as Level 2 reflect investments in money market funds.

(b)	Primarily invested in large capitalization equities. Assets categorized as Level 2 reflect investments in money market funds.

(c)	Assets categorized as Level 2 reflect investments in money market funds.

(d)	Primarily invested in small capitalization equities.

(e)	Primarily invested in U.S. government securities and U.S. government agency securities.

NOTE 6 - INCOME TAX STATUS
The Internal Revenue Service (“IRS”) issued a favorable determination letter dated January 13, 2015, indicating that the Plan document satisfied the requirements of Section 401(a) of the Code and that the trust thereunder is exempt from federal income taxes under the provisions of Section 501(a) of the Code. The Plan Administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the Code. In addition, the Plan Administrator has concluded that as of December 31, 2017, there are no uncertain tax positions taken or expected to be taken that require recognition of an asset or liability or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2013.

CBS 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS (Continued)
(Tabular dollars in thousands)

NOTE 7 - TERMINATION PRIORITIES
Although the Company anticipates that the Plan will continue indefinitely, it reserves the right, by action of its Board, to amend or terminate the Plan provided that such action does not retroactively reduce earned participant benefits. In the event of termination of the Plan, participants become fully vested. Upon termination, the Plan provides that the net assets of the Plan would be distributed to participants based on their respective account balances.

NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500
The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500:

	At December 31,
	2017	2016
Net assets available for benefits per the financial statements	$4,103,169	$4,392,795
Amounts allocated to withdrawing participants	—	(414)
Participant loans deemed distributed	(1,423)	—
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	15,901	24,974
Net assets available for benefits per the Form 5500	$4,117,647	$4,417,355
The following is a reconciliation of the net increase in net assets available for benefits as reflected in the financial statements to the Form 5500:

Year Ended December 31, 2017
Net increase in net assets available for benefits per the financial statements	$249,498
Add: Amounts allocated to withdrawing participants at December 31, 2016	414
Less: Participant loans deemed distributed at December 31, 2017	(1,423)
Add: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2017	15,901
Less: Adjustment from contract value to fair value for fully benefit-responsive investment contracts at December 31, 2016	(24,974)
Net increase in net assets available for benefits per the Form 5500	$239,416
Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to the end of the year, but were not paid as of that date.

SCHEDULE H, line 4a

CBS 401(k) PLAN
SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS
For the year ended December 31, 2017
(Dollars in thousands)

Participant Contributions Transferred late to Plan	Total That Constitute Nonexempt Prohibited Transactions			Total Fully Corrected Under Voluntary
Check Here If Late Participant Loan				Fiduciary Correction Program (VFCP) and
Repayments Are Included ☒	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP	Prohibited Transaction Exemption 2002-51

$—	$—	$103	$—	$—

SCHEDULE H, line 4i

CBS 401(k) PLAN
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
December 31, 2017
(Dollars in thousands)

	Identity of issue, borrower, lessor or similar party	Maturity and Interest Rates	Cost (5)	Current Value
	Self-Directed Accounts (1)			$37,871

	Corporate Common Stock Funds
*	CBS Corporation Class A Common Stock			748
*	CBS Corporation Class B Common Stock			340,001
*	Fidelity Institutional Money Market Government Portfolio			2,560
	Total Corporate Common Stock Funds			343,309

	Mutual Funds
	DFA U.S. Small Cap Fund			126,248
	Vanguard Total International Stock Index Fund			111,244
*	Fidelity Institutional Money Market Government Portfolio			18,553
	Total Mutual Funds			256,045

	Common Collective Funds
	BlackRock S&P 500 Index Fund			750,959
*	BNY Mellon Aggregate Bond Index Fund			190,689
	BlackRock Extended Equity Market Fund			148,987
	BlackRock LifePath 2040 Fund			140,961
	BlackRock LifePath 2050 Fund			131,593
	BlackRock LifePath 2020 Fund			113,321
	BlackRock LifePath 2045 Fund			97,619
	Invesco International Growth Fund			88,201
	BlackRock LifePath Retirement Fund			65,065
	BlackRock LifePath 2030 Fund			63,078
	BlackRock LifePath 2035 Fund			57,822
	BlackRock LifePath 2025 Fund			56,284
	BlackRock LifePath 2055 Fund			40,534
	BlackRock LifePath 2060 Fund			587
	Total Common Collective Funds			1,945,700

	Separately Managed Accounts
(2)	Wellington Growth Portfolio			186,576
(2)	Dodge & Cox Value Equity Fund			165,029
	Total Separately Managed Accounts			351,605

	Synthetic Guaranteed Investment Contracts (3)
	Transamerica Premier Life Insurance Company MDA01263TR	evergreen and variable %		415,394
	Prudential Insurance Company of America GA-62413	evergreen and variable %		284,245
	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSEG14-2	evergreen and variable %		260,050
	State Street Bank and Trust Company No. 108002	evergreen and variable %		107,602
	The Bank of Tokyo-Mitsubishi UFJ, Ltd. GS-CBSMM14-1	evergreen and variable %		82,421
	Total Synthetic Guaranteed Investment Contracts			1,149,712

*	Notes receivable from participants (4)	Maturity dates through 2042 and interest rates ranging from 4.25% to 10.00%		26,035

	Total investments, at fair value and notes receivable from participants			$4,110,277

*	Identified as a party-in-interest to the Plan.
(1)	Includes $6 million of investments identified as party-in-interest transactions to the Plan.
(2)	Refer to Attachment A for listing of assets relating to these accounts.
(3)	Refer to Attachment B for listing of assets relating to these contracts.
(4)	Does not include participant loans deemed distributed.
(5)	There are no non-participant directed investments.

Attachment A
(In thousands)

Identity of Issuer	Description	Cost	Current Value
CASH AND CASH EQUIVALENTS	CASH ON HAND		$384
ADOBE SYSTEMS INC	COMMON STOCK		3,254
ALIBABA GROUP HLD LTD SPON ADR	COMMON STOCK		2,361
ALLIANCE DATA SYSTEMS CORP	COMMON STOCK		2,843
ALPHABET INC CL C	COMMON STOCK		11,618
AMAZON.COM INC	COMMON STOCK		5,661
AMERICAN TOWER CORP	COMMON STOCK		3,217
AMETEK INC NEW	COMMON STOCK		2,857
APPLE INC	COMMON STOCK		7,976
AUTODESK INC	COMMON STOCK		2,615
AUTOZONE INC	COMMON STOCK		871
BANK OF AMERICA CORPORATION	COMMON STOCK		1,347
BLUE BUFFALO PET PRODUCTS INC	COMMON STOCK		1,179
BRISTOL-MYERS SQUIBB CO	COMMON STOCK		3,866
CDW CORPORATION	COMMON STOCK		2,532
CELGENE CORP	COMMON STOCK		1,797
CONSTELLATION BRANDS INC CL A	COMMON STOCK		2,866
DEXCOM INC	COMMON STOCK		1,477
EBAY INC	COMMON STOCK		3,901
EDWARDS LIFESCIENCES CORP	COMMON STOCK		2,872
EQUIFAX INC	COMMON STOCK		2,785
ESTEE LAUDER COS INC CL A	COMMON STOCK		2,777
FACEBOOK INC A	COMMON STOCK		8,593
FASTENAL CO	COMMON STOCK		2,927
FLEETCOR TECHNOLOGIES INC	COMMON STOCK		4,535
FORTUNE BRANDS HOME & SEC INC	COMMON STOCK		1,431
GARTNER INC	COMMON STOCK		921
GLOBAL PAYMENTS INC	COMMON STOCK		2,522
HILTON INC	COMMON STOCK		1,936
HOME DEPOT INC	COMMON STOCK		5,486
HUNT J B TRANSPORT SERVICES IN	COMMON STOCK		1,515
IHS MARKIT LTD	COMMON STOCK		2,805
INTERCONTINENTAL EXCHANGE INC	COMMON STOCK		2,332
LAS VEGAS SANDS CORP	COMMON STOCK		1,466
LOCKHEED MARTIN CORP	COMMON STOCK		2,315
MARKEL CORP	COMMON STOCK		2,381
MARKETAXESS HLDGS INC	COMMON STOCK		2,492
MARSH & MCLENNAN COS INC	COMMON STOCK		2,199
MASTERCARD INC CL A	COMMON STOCK		5,839
MICROCHIP TECHNOLOGY	COMMON STOCK		2,239
MICROSOFT CORP	COMMON STOCK		7,947
MONSTER BEVERAGE CORP	COMMON STOCK		3,754
MSCI INC	COMMON STOCK		1,738
NETFLIX INC	COMMON STOCK		1,971
NIKE INC CL B	COMMON STOCK		709
NORTHROP GRUMMAN CORP	COMMON STOCK		1,786
NVIDIA CORP	COMMON STOCK		2,379
O'REILLY AUTOMOTIVE INC	COMMON STOCK		3,394
PAYPAL HLDGS INC	COMMON STOCK		3,700
PEPSICO INC	COMMON STOCK		1,179
ROSS STORES INC	COMMON STOCK		1,954
SALESFORCE.COM INC	COMMON STOCK		2,635
SERVICENOW INC	COMMON STOCK		3,595
SHERWIN WILLIAMS CO	COMMON STOCK		1,548
SNAP-ON INCORPORATED	COMMON STOCK		1,007
STATE STREET GOVERNMENT SHORT TERM INVESTMENT FUND	MUTUAL FUND		1,435
TD AMERITRADE HOLDING CORP	COMMON STOCK		1,224
THE BOOKING HOLDINGS INC	COMMON STOCK		2,183
THERMO FISHER SCIENTIFIC INC	COMMON STOCK		1,840
TRANSUNION	COMMON STOCK		3,195
UNITEDHEALTH GROUP INC	COMMON STOCK		2,754
VERISK ANALYTICS INC	COMMON STOCK		1,722
VISA INC CL A	COMMON STOCK		4,623
WORKDAY INC CL A	COMMON STOCK		2,027
ZILLOW GROUP INC CL C	COMMON STOCK		1,286
NET RECEIVABLES			1
	WELLINGTON GROWTH PORTFOLIO		$186,576

Attachment A
(In thousands)

Identity of Issuer	Description	Cost	Current Value
AEGON NV (NY REGD) NY REG SH	COMMON STOCK		$1,008
ALNYLAM PHARMACEUTICALS INC	COMMON STOCK		1,461
ALPHABET INC CL A	COMMON STOCK		632
ALPHABET INC CL C	COMMON STOCK		4,198
AMERICAN EXPRESS CO	COMMON STOCK		3,873
ANADARKO PETROLEUM CORP	COMMON STOCK		3,272
APACHE CORP	COMMON STOCK		1,731
ASTRAZENECA PLC SPONS ADR	COMMON STOCK		2,863
BAKER HUGHES A GE CO	COMMON STOCK		1,584
BANK OF AMERICA CORPORATION	COMMON STOCK		6,102
BANK OF NEW YORK MELLON CORP	COMMON STOCK		3,420
BB&T CORP	COMMON STOCK		1,616
BRIGHTHOUSE FINANCIAL INC	COMMON STOCK		328
BRISTOL-MYERS SQUIBB CO	COMMON STOCK		2,390
CAPITAL ONE FINANCIAL CORP	COMMON STOCK		6,174
CELANESE CORP SER A	COMMON STOCK		1,820
CHARTER COMMUNICATIONS INC A	COMMON STOCK		4,630
CIGNA CORP	COMMON STOCK		3,087
CISCO SYSTEMS INC	COMMON STOCK		3,447
COMCAST CORP CL A	COMMON STOCK		5,126
CONCHO RESOURCES INC	COMMON STOCK		1,277
CORNING INC	COMMON STOCK		880
DANAHER CORP	COMMON STOCK		835
DELL TECHNOLOGIES INC CL V	COMMON STOCK		1,545
DISH NETWORK CORP A	COMMON STOCK		1,098
EXPRESS SCRIPTS HLDG CO	COMMON STOCK		3,583
FEDEX CORP	COMMON STOCK		3,768
GILEAD SCIENCES INC	COMMON STOCK		1,547
GLAXOSMITHKLINE PLC SPONS ADR	COMMON STOCK		2,554
GOLDMAN SACHS GROUP INC	COMMON STOCK		4,204
HARLEY-DAVIDSON INC	COMMON STOCK		657
HEWLETT PACKARD ENTERPRISE CO	COMMON STOCK		3,343
HP INC	COMMON STOCK		2,559
JOHNSON CONTROLS INTERNATL PLC	COMMON STOCK		2,407
JPMORGAN CHASE & CO	COMMON STOCK		4,074
JUNIPER NETWORKS INC	COMMON STOCK		1,154
LIBERTY INTERACTIVE CORP CL A	COMMON STOCK		1,136
LILLY (ELI) & CO	COMMON STOCK		2,238
MATTEL INC	COMMON STOCK		731
MAXIM INTEGRATED PRODUCTS INC	COMMON STOCK		1,542
MEDTRONIC PLC	COMMON STOCK		1,954
MERCK & CO INC NEW	COMMON STOCK		1,350
METLIFE INC	COMMON STOCK		3,109
MICRO FOCUS INTL PLC SPND ADR	COMMON STOCK		1,074
MICROSOFT CORP	COMMON STOCK		4,705
NATIONAL OILWELL VARCO INC	COMMON STOCK		1,585
NETAPP INC	COMMON STOCK		996
NEWS CORP NEW CL A	COMMON STOCK		334
NOVARTIS AG SPON ADR	COMMON STOCK		4,265
OCCIDENTAL PETROLEUM CORP	COMMON STOCK		376
SANOFI SPON ADR	COMMON STOCK		4,128
SCHLUMBERGER LTD	COMMON STOCK		2,797
SCHWAB CHARLES CORP	COMMON STOCK		6,560
SPRINT CORP	COMMON STOCK		1,414
STATE STREET GOVERNMENT SHORT TERM INVESTMENT FUND	MUTUAL FUND		3,455
SYNOPSYS INC	COMMON STOCK		725
TARGET CORP	COMMON STOCK		1,605
TE CONNECTIVITY LTD	COMMON STOCK		2,233
THE BOOKING HOLDINGS INC	COMMON STOCK		1,912
TIME WARNER INC	COMMON STOCK		2,714
TWENTY FIRST CENTURY FOX CL B	COMMON STOCK		734
TWENTY FIRST CENTURY FOX INC-A	COMMON STOCK		3,384
UNION PACIFIC CORP	COMMON STOCK		2,649
UNITEDHEALTH GROUP INC	COMMON STOCK		3,086
WALMART INC	COMMON STOCK		751
WEATHERFORD INTERNATIONA PLC	COMMON STOCK		271
WELLS FARGO & CO	COMMON STOCK		6,068
ZAYO GROUP HOLDINGS INC	COMMON STOCK		1,122
NET PAYABLES			(221)
	DODGE & COX VALUE EQUITY FUND		$165,029

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
ABBEY NATIONAL PLC	11/3/2020	2.1250%	BOND	$1,190
ABBOTT LABS GLB	11/30/2021	2.9000%	BOND	91
ABBOTT LABS GLB	11/30/2021	2.9000%	BOND	835
ABBOTT LABS GLB	9/15/2018	2.0000%	BOND	100
ABBVIE INC	5/14/2021	2.3000%	BOND	397
ABBVIE INC	5/14/2020	2.5000%	BOND	1,550
ABBVIE INC	5/14/2023	2.8500%	BOND	798
ACCSS	6/22/2022	2.4819%	ASSET BACKED SECURITIES	157
ACTAVIS FUNDING SCS	3/15/2022	3.4500%	BOND	127
ACTAVIS FUNDING SCS	3/15/2022	3.4500%	BOND	3,017
ACTAVIS FUNDING SCS	3/15/2025	3.8000%	BOND	209
ACTAVIS FUNDING SCS	6/15/2024	3.8500%	BOND	410
ACTAVIS FUNDING SCS	3/12/2020	3.0000%	BOND	2,245
AEP TEXAS INC	10/1/2022	2.4000%	BOND	59
AESOP	9/20/2019	1.9200%	ASSET BACKED SECURITIES	1,098
AESOP	2/20/2021	2.5000%	ASSET BACKED SECURITIES	1,100
AETNA INC(OLD)	11/15/2022	2.7500%	BOND	15
AETNA INC(OLD)	11/15/2024	3.5000%	BOND	46
AIR LEASE CORP	4/1/2027	3.6250%	BOND	15
ALABAMA ECONOMIC SETTLEMENT AUTH BP SETT	9/15/2025	3.1630%	MUNICIPAL BOND	167
ALIBABA GROUP HOLDING LTD	12/6/2027	3.4000%	BOND	240
ALM XII LTD / ALM XII LLC	4/16/2027	3.3977%	ASSET BACKED SECURITIES	401
ALTRIA GROUP INC	1/31/2024	4.0000%	BOND	68
AMAZON.COM INC	2/22/2023	2.4000%	BOND	717
AMAZON.COM INC	8/22/2027	3.1500%	BOND	200
AMAZON.COM INC	8/22/2027	3.1500%	BOND	15
AMAZON.COM INC	12/5/2024	3.8000%	BOND	11
AMERICAN	7/15/2024	4.9500%	ASSET BACKED SECURITIES	520
AMERICAN EXPRESS CO	5/22/2018	1.5500%	BOND	724
AMERICAN EXPRESS CR ACC MST TR	11/15/2022	1.7700%	ASSET BACKED SECURITIES	1,041
AMERICAN EXPRESS CR ACC MST TR	11/15/2022	1.7700%	ASSET BACKED SECURITIES	793
AMERICAN EXPRESS CR ACC MST TR	12/15/2021	1.6400%	ASSET BACKED SECURITIES	1,293
AMERICAN EXPRESS CR ACC MST TR	12/15/2021	1.6400%	ASSET BACKED SECURITIES	2,189
AMERICAN EXPRESS CR ACC MST TR	5/15/2023	2.0400%	ASSET BACKED SECURITIES	398
AMERICAN EXPRESS CR ACC MST TR	5/15/2023	2.0400%	ASSET BACKED SECURITIES	1,618
AMERICAN EXPRESS CR CORP MTN	3/3/2022	2.7000%	BOND	502
AMERICAN EXPRESS CREDIT CORP	5/5/2021	2.2500%	BOND	1,389
AMERICAN INTERNATIONAL GRP INC	7/16/2019	2.3000%	BOND	1,319
AMERICAN INTL GROUP INC MTN	1/16/2018	5.8500%	BOND	365
AMERICAN TOWER CORP	2/15/2021	3.3000%	BOND	916
AMGEN INC	8/19/2021	1.8500%	BOND	419
AMGEN INC	5/11/2022	2.6500%	BOND	349
AMOT	1/15/2021	1.8300%	ASSET BACKED SECURITIES	3,143
AMOT	6/15/2022	2.0400%	ASSET BACKED SECURITIES	1,141
ANADARKO PETROLEUM CORP	3/15/2026	5.5500%	BOND	123
ANALOG DEVICES INC	12/5/2026	3.5000%	BOND	41
ANCHORAGE CAP CLO 3 LTD / ANCHORAGE CAP	4/28/2026	2.8080%	ASSET BACKED SECURITIES	800
ANCHORAGE CAP CLO 8 LTD / ANCHORAGE CAP	7/28/2028	4.0088%	ASSET BACKED SECURITIES	752
ANDEAVOR LOGISTICS LP / ANDEAVOR LOGISTI	12/1/2027	4.2500%	BOND	15
ANDEAVOR LOGISTICS LP / ANDEAVOR LOGISTI	12/1/2022	3.5000%	BOND	25
ANDEAVOR LOGISTICS LP / ANDEAVOR LOGISTI	12/1/2022	3.5000%	BOND	185
ANDEAVOR LOGISTICS LP / ANDEAVOR LOGISTI	10/15/2022	6.2500%	BOND	108
ANHUESER-BUSCH INBEV FIN INC	2/1/2021	2.6500%	BOND	804
ANHUESER-BUSCH INBEV FIN INC	2/1/2021	2.6500%	BOND	1,130
ANHUESER-BUSCH INBEV FIN INC	2/1/2021	2.6500%	BOND	266
ANHUESER-BUSCH INBEV FIN INC	2/1/2023	3.3000%	BOND	1,202
ANTHEM INC	11/21/2020	2.5000%	BOND	25
ANTHEM INC	12/1/2022	2.9500%	BOND	60
ANTHEM INC	12/1/2027	3.6500%	BOND	112
ANTHEM INC	1/15/2018	1.8750%	BOND	535
AON PLC	12/15/2025	3.8750%	BOND	92
APACHE CORP	1/15/2023	2.6250%	BOND	270
APACHE CORP	4/15/2022	3.2500%	BOND	655
APPLE COMPUTER INC	2/23/2021	2.2500%	BOND	1,148
APPLE COMPUTER INC	8/4/2026	2.4500%	BOND	105
APPLE COMPUTER INC	2/23/2026	3.2500%	BOND	20
APPLIED MATERIALS INC	10/1/2025	3.9000%	BOND	21
ARBOR RLTY COML REAL ESTATE NTS 2017-FL1	4/15/2027	3.3733%	ASSET BACKED SECURITIES	859
ARES XXXIX CLO LTD / ARES XXXIX CLO LLC	7/18/2028	3.2641%	ASSET BACKED SECURITIES	754
ARIZONA PUBLIC SERVICE	9/15/2027	2.9500%	BOND	99
ARIZONA PUBLIC SERVICE	1/15/2020	2.2000%	BOND	349
ARROW ELECTRONIC INC	3/1/2018	3.0000%	BOND	250
AT&T INC	6/30/2020	2.4500%	BOND	1,368
AT&T INC	2/15/2022	3.0000%	BOND	200

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
AT&T INC	3/1/2022	3.2000%	BOND	455
AT&T INC	2/17/2023	3.6000%	BOND	716
AT&T INC	3/15/2022	3.8000%	BOND	966
AT&T INC	8/14/2027	3.9000%	BOND	20
AT&T INC	2/17/2026	4.1250%	BOND	153
AT&T INC	2/1/2018	5.5000%	BOND	167
AT&T INC	5/15/2018	5.6000%	BOND	65
AT&T INC	10/1/2019	5.8750%	BOND	238
AT&T INC	2/14/2023	3.2450%	BOND	1,109
ATLAS SR LN FD III LTD / ATLAS SR LN FD	11/17/2027	3.1506%	ASSET BACKED SECURITIES	500
AUTODESK INC	6/15/2027	3.5000%	BOND	15
AUTOMATIC DATA PROCESSING INC	9/15/2020	2.2500%	BOND	802
AUTOMATIC DATA PROCESSING INC	9/15/2025	3.3750%	BOND	129
AVIATION	9/17/2018	2.8750%	BOND	271
AVNET INC	4/15/2026	4.6250%	BOND	10
BAE SYSTEMS	12/15/2020	2.8500%	BOND	50
BAE SYSTEMS	12/15/2025	3.8500%	BOND	21
BAKER HUGHES INC	12/15/2022	2.7730%	BOND	375
BAKER HUGHES INC	12/15/2027	3.3370%	BOND	275
BANK AMER NA CHARLOTTE NC MTN	6/5/2018	1.7500%	BOND	640
BANK NEW YORK MELLON CORP MTN	5/4/2026	2.8000%	BOND	29
BANK NEW YORK MELLON CORP MTN	2/7/2028	3.4420%	BOND	144
BANK NEW YORK MELLON CORP MTN	5/3/2021	2.0500%	BOND	54
BANK OF AMERICA CORPORATION	5/1/2018	5.6500%	BOND	744
BANK OF AMERICA CORPORATION	5/12/2018	1.9500%	BOND	130
BANK OF AMERICA CORPORATION	4/21/2020	2.2500%	BOND	568
BANK OF AMERICA CORPORATION	4/21/2020	2.2500%	BOND	771
BANK OF AMERICA CORPORATION	1/11/2023	3.3000%	BOND	204
BANK OF AMERICA CORPORATION	4/1/2024	4.0000%	BOND	287
BANK OF AMERICA CORPORATION	4/1/2024	4.0000%	BOND	497
BANK OF AMERICA CORPORATION	1/15/2019	2.6000%	BOND	83
BANK OF AMERICA CORPORATION	1/15/2019	2.6000%	BOND	290
BANK OF AMERICA CORPORATION	10/1/2021	2.3280%	BOND	688
BANK OF AMERICA CORPORATION	10/21/2022	2.5030%	BOND	742
BANK OF AMERICA CORPORATION	1/20/2023	3.1240%	BOND	1,344
BANK OF AMERICA CORPORATION	10/21/2027	3.2480%	BOND	347
BANK OF AMERICA CORPORATION	8/1/2025	3.8750%	BOND	37
BANK OF AMERICA CORPORATION	1/11/2018	2.0000%	BOND	169
BANK OF AMERICA CORPORATION	1/11/2018	2.0000%	BOND	1,300
BANK OF AMERICA CORPORATION	7/21/2021	2.3690%	BOND	524
BANK OF AMERICA CORPORATION	12/20/2023	3.0040%	BOND	492
BANK OF AMERICA CORPORATION	12/20/2023	3.0040%	BOND	1,728
BANK OF AMERICA CORPORATION	12/20/2028	3.4190%	BOND	242
BANK OF AMERICA CORPORATION	12/20/2028	3.4190%	BOND	217
BANK OF NEW YORK MTN	2/24/2025	3.0000%	BOND	65
BANK OF NEW YORK MTN	5/15/2024	3.4000%	BOND	223
BANK OF NEW YORK MTN	2/1/2021	4.1500%	BOND	1,365
BANK OF NEW YORK MTN	8/17/2020	2.6000%	BOND	192
BANK OF NOVA SCOTIA	4/26/2021	1.8750%	BOND	98
BANK OF TOKYO-MITSUBISHI NEW Y ORK BRANC	1/25/2018	1.7000%	CERTIFICATE OF DEPOSIT	1,380
BANK TOKYO-MITSUBISHI UFJ LTD	9/14/2018	2.1500%	BOND	450
BANQUE FED	7/20/2022	2.7000%	BOND	646
BARCLAYS PLC	1/12/2021	3.2500%	BOND	1,050
BARCLAYS PLC	3/16/2025	3.6500%	BOND	1,996
BAT CAPITAL CORP	8/15/2022	2.7640%	BOND	2,461
BAT CAPITAL CORP	8/15/2022	2.7640%	BOND	1,233
BAT CAPITAL CORP	8/15/2024	3.2220%	BOND	1,075
BAT CAPITAL CORP	8/15/2027	3.5570%	BOND	851
BAT CAPITAL CORP	8/15/2027	3.5570%	BOND	70
BAT CAPITAL CORP	8/15/2022	3.2225%	BOND	2,935
BATTALION CLO IV LTD / BATTALION CLO IV	10/22/2025	2.8847%	ASSET BACKED SECURITIES	301
BATTALION CLO VII LTD / BATTALION CLO VI	10/17/2026	3.5428%	ASSET BACKED SECURITIES	301
BAYER US	10/8/2019	2.3750%	BOND	1,041
BAYVIEW OPPORTUNITY MASTER FUND IIIB TRU	11/25/2027	3.8999%	ASSET BACKED SECURITIES	168
BAYVIEW OPPORTUNITY MASTER FUND IVB TRUS	10/25/2028	4.0269%	ASSET BACKED SECURITIES	326
BB&T CORPORATION	2/1/2021	2.1500%	BOND	1,040
BBCMS MTG TR 2017-C1	2/15/2050	3.6740%	ASSET BACKED SECURITIES	182
BEAR STEARNS COS INC	7/2/2018	4.6500%	BOND	146
BEAR STEARNS COS INC	2/1/2018	7.2500%	BOND	380
BECTON DICKINSON & CO	6/6/2022	2.8940%	BOND	497
BECTON DICKINSON & CO	6/6/2024	3.3630%	BOND	401
BELLEMEADE RE 2017-1 LTD	10/25/2027	3.6683%	ASSET BACKED SECURITIES	192
BENEFIT STR PARTNERS CLO XII LTD / LLC	10/15/2030	3.5977%	ASSET BACKED SECURITIES	500
BERKSHIRE HATHAWAY INC DEL	3/15/2023	2.7500%	BOND	30

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
BERKSHIRE HATHAWAY INC DEL	3/15/2026	3.1250%	BOND	25
BGC PARTNERS INC	5/27/2021	5.1250%	BOND	1,163
BHP BL	10/19/2075	6.2500%	BOND	125
BLACK HILLS CORP	1/15/2027	3.1500%	BOND	10
BLACK HILLS CORP	1/11/2019	2.5000%	BOND	321
BMW US	9/15/2021	1.8500%	BOND	634
BNP PARIBAS	1/15/2021	5.0000%	BOND	269
BNP PARIBAS	1/10/2024	3.8000%	BOND	207
BNP PARIBAS MTN BE	5/21/2020	2.3750%	BOND	275
BNP PARIBAS SR NON PFD 144A MED TERM NT	5/23/2022	2.9500%	BOND	275
BNP PARIBAS SR NON PFD 144A MED TERM NT	5/23/2022	2.9500%	BOND	531
BOSTON SCIENTIFIC CORP	5/15/2025	3.8500%	BOND	617
BOSTON SCIENTIFIC CORP	10/1/2023	4.1250%	BOND	314
BPCE SA	7/15/2019	2.5000%	BOND	552
BPCE SA	1/27/2020	2.2500%	BOND	399
BPCE SR MTN	10/23/2027	3.5000%	BOND	246
BRAZOS	3/27/2023	1.8346%	ASSET BACKED SECURITIES	1,986
BRITISH SKY BROADCASTING GROUP	9/16/2019	2.6250%	BOND	200
BRITISH TELECOMMUNICATION PLC	1/15/2018	5.9500%	BOND	366
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2024	3.6250%	BOND	224
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2024	3.6250%	BOND	79
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2023	2.6500%	BOND	217
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2025	3.1250%	BOND	67
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	1,462
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	347
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	297
BROADCOM CORP / BROADCOM CAYMAN FIN LTD	1/15/2022	3.0000%	BOND	1,061
BSMC	4/17/2025	2.8813%	ASSET BACKED SECURITIES	463
BURLINGTON SANTA FE	4/1/2025	3.0000%	BOND	82
CABMT	7/17/2023	2.2500%	MR	1,103
CALIFORNIA ST	10/1/2039	7.3000%	MUNICIPAL BOND	75
CALIFORNIA ST	3/1/2040	7.6250%	MUNICIPAL BOND	94
CALIFORNIA ST	4/1/2022	2.3670%	MUNICIPAL BOND	817
CANADIAN NATL RESOURCES LTD	6/1/2027	3.8500%	BOND	153
CAPITAL ONE BK	11/21/2018	2.1500%	BOND	350
CAPITAL ONE BK	2/13/2019	2.2500%	BOND	250
CAPITAL ONE NATL ASN MCLEAN VA	7/23/2021	2.9500%	BOND	679
CAPITAL ONE NATL ASN MCLEAN VA	2/5/2018	1.6500%	BOND	370
CAPITAL ONE NATL ASN MCLEAN VA	3/22/2018	1.5000%	BOND	799
CARDS II TRUST	7/15/2021	2.6187%	ASSET BACKED SECURITIES	903
CARLYLE US CLO 2017-4 LTD / CARLYLE US C	1/15/2030	3.5277%	ASSET BACKED SECURITIES	250
CAS	9/25/2028	4.1097%	ASSET BACKED SECURITIES	173
CAS	1/25/2029	3.4097%	ASSET BACKED SECURITIES	296
CATAMARAN CLO 2014-1 LTD / CATAMARAN CLO	4/22/2030	3.6216%	ASSET BACKED SECURITIES	250
CATAMARAN CLO 2014-2 LTD / CATAMARAN CLO	10/18/2026	3.1341%	ASSET BACKED SECURITIES	250
CATERPILLAR FINL SVCS INC MTN	3/5/2020	2.0000%	BOND	1,244
CAVALRY CLO IV LTD / CAVALRY CLO IV LLC	10/15/2026	3.1977%	ASSET BACKED SECURITIES	500
CC HOLDINGS	4/15/2023	3.8490%	BOND	213
CD 2017-CD5 MTG TR	8/15/2050	3.4310%	ASSET BACKED SECURITIES	318
CDP FINL INC.	7/24/2024	3.1500%	BOND	752
CDP FINL INC.	11/25/2019	4.4000%	BOND	1,283
CELGENE CORP	8/15/2021	2.2500%	BOND	1,152
CENOVUS ENERGY	10/15/2019	5.7000%	BOND	500
CENTERPOINT ENERGY	9/1/2022	2.5000%	BOND	354
CGCMT	5/10/2047	2.9040%	ASSET BACKED SECURITIES	2,255
CGGS COML MTG TR 2016-RND	2/10/2033	2.7570%	ASSET BACKED SECURITIES	721
CGRBS	3/13/2035	3.3690%	ASSET BACKED SECURITIES	705
CHARTER COMM OPER LLC/CAP CORP	3/15/2028	4.2000%	BOND	134
CHARTER COMM OPER LLC/CAP CORP	7/23/2022	4.4640%	BOND	1,998
CHARTER COMM OPER LLC/CAP CORP	7/23/2025	4.9080%	BOND	127
CHASE ISSUANCE TR	4/15/2021	2.4433%	ASSET BACKED SECURITIES	1,506
CHASE ISSUANCE TR	6/15/2021	1.3700%	ASSET BACKED SECURITIES	1,287
CHASE ISSUANCE TR	7/15/2021	1.2700%	ASSET BACKED SECURITIES	904
CHEVRONTEXACO CORP	3/3/2024	2.8950%	BOND	50
CHICAGO IL	12/1/2040	6.8990%	MUNICIPAL BOND	2,034
CHICAGO IL	12/1/2040	6.8990%	MUNICIPAL BOND	2,034
CHUBB INA HOLDINGS INC	3/13/2023	2.7000%	BOND	109
CIGNA CORP	4/15/2025	3.2500%	BOND	125
CIM TR 2017-2	12/25/2057	3.9070%	ASSET BACKED SECURITIES	528
CIM TR 2017-3	1/25/2057	3.9070%	ASSET BACKED SECURITIES	826
CIMAREX ENERGY	6/1/2024	4.3750%	BOND	48
CIMAREX ENERGY	5/15/2027	3.9000%	BOND	164
CISCO SYSTEMS INC	9/20/2019	1.4000%	BOND	1,657
CISCO SYSTEMS INC	9/20/2019	1.4000%	BOND	693

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
CITIBANK CR CARD ISSUANCE TR	12/7/2023	2.4127%	ASSET BACKED SECURITIES	505
CITIBANK CR CARD ISSUANCE TR	5/14/2029	2.8273%	ASSET BACKED SECURITIES	384
CITIBANK CR CARD ISSUANCE TR	8/8/2024	2.2927%	ASSET BACKED SECURITIES	713
CITIBANK CR CARD ISSUANCE TR	1/23/2023	2.8800%	ASSET BACKED SECURITIES	830
CITIBANK CR CARD ISSUANCE TR	4/7/2022	1.9200%	ASSET BACKED SECURITIES	1,640
CITIBANK CR CARD ISSUANCE TR	4/22/2026	2.5183%	ASSET BACKED SECURITIES	1,972
CITIBANK CR CARD ISSUANCE TR	4/22/2026	2.5183%	ASSET BACKED SECURITIES	910
CITIBANK NA	10/20/2020	2.1250%	BOND	990
CITIBANK NA	9/18/2019	1.8500%	BOND	288
CITIGROUP COML MTG TR 2016-GC36	2/10/2049	2.2920%	ASSET BACKED SECURITIES	1,789
CITIGROUP COMMERCIAL MORTGAGE TRUST	4/15/2049	3.1270%	ASSET BACKED SECURITIES	1,196
CITIGROUP COMMERCIAL MORTGAGE TRUST 2016	8/10/2049	2.7100%	ASSET BACKED SECURITIES	990
CITIGROUP COMMERCIAL MORTGAGE TRUST 2016	12/10/2049	3.6540%	ASSET BACKED SECURITIES	1,034
CITIGROUP INC	9/26/2018	2.5000%	BOND	1,284
CITIGROUP INC	10/26/2020	2.6500%	BOND	141
CITIGROUP INC	7/24/2023	2.8760%	BOND	119
CITIGROUP INC	2/5/2018	1.8000%	BOND	640
CITIGROUP INC	12/7/2018	2.0500%	BOND	121
CITIGROUP INC	2/18/2020	2.4000%	BOND	120
CITIGROUP INC	3/30/2021	2.7000%	BOND	1,504
CITIGROUP INC	4/25/2022	2.7500%	BOND	1,247
CITIGROUP INC	4/25/2022	2.7500%	BOND	240
CITIGROUP INC	4/25/2022	2.7500%	BOND	589
CITIZENS BANK NA	5/13/2021	2.5500%	BOND	697
CITIZENS FINANCIAL GROUP	7/28/2021	2.3750%	BOND	99
CMS ENERGY CORP	5/15/2026	3.0000%	BOND	20
CNOOC FINANCE	5/9/2018	1.7500%	BOND	214
COACH INC	7/15/2027	4.1250%	BOND	30
COLD STORAGE TR 2017-ICE3	4/15/2036	3.0733%	ASSET BACKED SECURITIES	1,604
COMCAST CORP NEW	1/15/2022	1.6250%	BOND	48
COMCAST CORP NEW	2/15/2028	3.1500%	BOND	161
COMCAST CORP NEW	2/15/2018	5.8750%	BOND	301
COMCAST CORP NEW	3/1/2020	5.1500%	BOND	191
COMET	2/15/2022	2.5233%	ASSET BACKED SECURITIES	1,708
COMET	6/17/2024	1.6600%	ASSET BACKED SECURITIES	1,413
COMET	6/17/2024	1.6600%	ASSET BACKED SECURITIES	1,170
COMM	2/10/2048	2.7930%	ASSET BACKED SECURITIES	1,762
COMM	2/10/2035	3.1780%	ASSET BACKED SECURITIES	448
COMM	10/10/2046	3.7650%	ASSET BACKED SECURITIES	577
COMM	5/10/2047	3.9770%	ASSET BACKED SECURITIES	259
COMM	7/15/2047	3.8280%	ASSET BACKED SECURITIES	173
COMM	6/10/2047	2.8440%	ASSET BACKED SECURITIES	2,015
CONCHO RESOURCES INC	10/1/2027	3.7500%	BOND	213
CONOCOPHILLIIPS	11/15/2024	3.3500%	BOND	57
CONSOLIDATED EDISON CO OF NY	4/1/2018	5.8500%	BOND	26
CONSTELLATION BRANDS INC	11/7/2022	2.6500%	BOND	495
CORE	2/10/2034	3.0770%	ASSET BACKED SECURITIES	594
CORP ANDINA DE FOMENTO	5/10/2019	2.0000%	BOND	289
CORP ANDINA DE FOMENTO	9/27/2021	2.1250%	BOND	411
CORP ANDINA DE FOMENTO	6/4/2019	8.1250%	BOND	80
CORP ANDINA DE FOMENTO	1/6/2023	2.7500%	BOND	114
COX COMMUNICATIONS INC	8/15/2024	3.1500%	BOND	93
CREDIT AGRICOLE S A LONDON BRH SR NON-PF	10/4/2024	3.2500%	BOND	248
CREDIT AGRICOLE S A LONDON BRH SR NON-PF	1/10/2022	3.3750%	BOND	254
CREDIT SUISSE	5/28/2019	2.3000%	BOND	1,977
CREDIT SUISSE GROUP FUNDING GUERNSEY LTD	4/16/2021	3.4500%	BOND	256
CROWN CASTLE INTL CORP	4/15/2022	4.8750%	BOND	751
CSAIL 2016-C6 COML MTG TR	1/15/2049	2.6619%	ASSET BACKED SECURITIES	901
CSAIL 2016-C6 COML MTG TR	1/15/2049	2.8233%	ASSET BACKED SECURITIES	686
CSAIL 2016-C7 COML MTG TR	11/15/2049	2.6082%	ASSET BACKED SECURITIES	1,184
CSMC TR 2015-GLPB	11/15/2034	3.6393%	ASSET BACKED SECURITIES	728
CSX CORP	6/1/2027	3.2500%	BOND	100
CVS CORP	12/5/2018	2.2500%	BOND	300
CVS CORP	6/1/2026	2.8750%	BOND	407
CVS CORP	7/20/2018	1.9000%	BOND	325
CVS CORP	7/20/2020	2.8000%	BOND	3,384
CVS CORP	7/20/2025	3.8750%	BOND	129
CWABS INC	11/25/2034	2.6771%	ASSET BACKED SECURITIES	119
DAIMLER FIN NORTH AMER LLC	3/2/2020	2.2500%	BOND	498
DAIMLER FIN NORTH AMER LLC	1/6/2022	2.8500%	BOND	1,406
DAIMLER FIN NORTH AMER LLC	8/3/2020	2.7000%	BOND	326
DANAHER CORP	9/15/2020	2.4000%	BOND	803
DANONE	11/2/2021	2.0770%	BOND	196
DANSKE BANK	3/2/2022	2.7000%	BOND	526

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
DCENT	10/17/2022	1.9000%	ASSET BACKED SECURITIES	646
DCENT	10/16/2023	1.8500%	ASSET BACKED SECURITIES	1,134
DCENT	7/15/2024	2.3900%	ASSET BACKED SECURITIES	1,050
DCP MIDSTREAM OP	4/1/2019	2.7000%	BOND	492
DDR CORP	1/15/2021	3.5000%	BOND	193
DEERE JOHN CAPITAL CORP MTN	1/6/2022	2.6500%	BOND	45
DEERE JOHN CAPITAL CORP MTN	9/16/2019	2.3000%	BOND	1,201
DELPHI AUTOMOTIVE SYS CORP	3/15/2024	4.1500%	BOND	22
DELTA AIRLINES INC	5/23/2019	4.9500%	ASSET BACKED SECURITIES	113
DELTA AIRLINES INC	3/13/2020	2.8750%	BOND	337
DEUTSCHE BANK AG	7/13/2020	2.7000%	BOND	895
DEUTSCHE BANK AG	10/14/2021	4.2500%	BOND	520
DEUTSCHE BK AG GLOBAL MTN BE	5/10/2019	4.2625%	BOND	509
DEUTSCHE BK AG GLOBAL MTN BE	5/10/2019	2.8500%	BOND	301
DEUTSCHE BK AG GLOBAL MTN BE	2/13/2018	1.8750%	BOND	60
DEUTSCHE BK AG GLOBAL MTN BE	5/12/2021	3.3750%	BOND	525
DEVON ENERGY CORP NEW	5/15/2022	3.2500%	BOND	661
DEVON ENERGY CORP NEW	7/15/2021	4.0000%	BOND	234
DEXIA CRDT	9/15/2021	1.8750%	BOND	244
DIAMOND 1 FINANCE CORP / DIAMOND 2 FINAN	6/1/2019	3.4800%	BOND	531
DIAMOND 1 FINANCE CORP / DIAMOND 2 FINAN	6/1/2019	3.4800%	BOND	283
DIAMOND 1 FINANCE CORP / DIAMOND 2 FINAN	6/15/2023	5.4500%	BOND	108
DIGITAL REALTY	2/1/2023	2.7500%	BOND	495
DISCOVER BANK	6/4/2020	3.1000%	BOND	253
DISCOVER BANK	2/21/2018	2.0000%	BOND	2,515
DISCOVER FIN SV	3/4/2025	3.7500%	BOND	30
DISCOVERY COMMUNICATIONS LLC	9/20/2019	2.2000%	BOND	40
DISCOVERY COMMUNICATIONS LLC	9/20/2019	2.2000%	BOND	537
DISCOVERY COMMUNICATIONS LLC	3/20/2023	2.9500%	BOND	168
DISCOVERY COMMUNICATIONS LLC	3/11/2026	4.9000%	BOND	21
DISCOVERY COMMUNICATIONS LLC	3/15/2025	3.4500%	BOND	48
DOMINION RESOURCES INC VA NEW	9/30/2018	1.5000%	BOND	334
DOMINION RESOURCES INC VA NEW	6/15/2018	6.4000%	BOND	33
DR HORTON INC	12/1/2020	2.5500%	BOND	175
DR HORTON INC	12/1/2020	2.5500%	BOND	125
DTE ENERGY CO	12/1/2019	2.4000%	BOND	155
DUKE ENERGY	12/1/2026	2.9500%	BOND	5
DUKE ENERGY	1/15/2018	5.2500%	BOND	275
DUKE ENERGY CORP NEW	8/15/2022	2.4000%	BOND	255
DUKE ENERGY CORP NEW	4/15/2024	3.7500%	BOND	287
DUPONT (EI) DE NEMOURS & CO	5/1/2020	2.8881%	BOND	679
DUPONT (EI) DE NEMOURS & CO	5/1/2020	2.2000%	BOND	55
DUPONT (EI) DE NEMOURS & CO	5/1/2020	2.2000%	BOND	270
DXC TECHNOLOGY CO	3/27/2020	2.8750%	BOND	20
EASTMAN CHEMICAL CO	3/15/2025	3.8000%	BOND	17
ECOLAB INC	1/12/2020	2.2500%	BOND	135
EDISON INTERNATIONAL	9/15/2022	2.4000%	BOND	367
EDSOUTH INDENT NO 6 LLC	5/25/2039	2.5771%	ASSET BACKED SECURITIES	578
ELECTRONIC ARTS	3/1/2021	3.7000%	BOND	438
ELEVATION CLO 2017-6 LTD / ELEVATION CLO	7/15/2029	3.6277%	ASSET BACKED SECURITIES	251
EMERA US FINANCE LP	6/15/2021	2.7000%	BOND	748
EMERA US FINANCE LP	6/15/2019	2.1500%	BOND	45
ENABLE MID LP	5/15/2019	2.4000%	BOND	273
ENBRIDGE INC	7/15/2022	2.9000%	BOND	224
ENEL FINANCE INTL NV	4/6/2023	2.7500%	BOND	759
ENEL FINANCE INTL NV	5/25/2022	2.8750%	BOND	199
ENERGY TRANSFER PARTNERS MLP	6/15/2018	2.5000%	BOND	386
ENERGY TRANSFER PARTNERS MLP	6/1/2021	4.6500%	BOND	105
ENLINK MIDSTRM	4/1/2019	2.7000%	BOND	50
ENLINK MIDSTRM	4/1/2019	2.7000%	BOND	320
ENTERGY CORP NEW	9/1/2026	2.9500%	BOND	195
ENTERGY CORP NEW	9/1/2026	2.9500%	BOND	44
ENTERGY TEX INC	12/1/2027	3.4500%	BOND	71
ENTERPRISE PRODS OPER LLC	10/15/2019	2.5500%	BOND	903
ENTERPRISE PRODS OPER LLC	10/15/2019	2.5500%	BOND	341
ENTERPRISE PRODS OPER LLC	2/15/2025	3.7500%	BOND	82
ENTERPRISE PRODS OPER LLC	4/15/2021	2.8500%	BOND	176
ENTERPRISE PRODS OPER LLC	3/15/2023	3.3500%	BOND	97
EOG RESOURCES INC	1/15/2026	4.1500%	BOND	137
EOG RESOURCES INC	6/1/2020	4.4000%	BOND	1,252
EQUIFAX INC	6/1/2021	2.3000%	BOND	20
EQUIFAX INC	6/1/2021	2.3000%	BOND	361
ERAC USA	11/1/2018	2.8000%	BOND	146
ERAC USA	12/1/2021	2.6000%	BOND	494

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
EUROPEAN INVESTMENT BANK	8/15/2019	1.1250%	BOND	1,873
EVERGREEN CREDIT CARD TRUST SERIES 2016-	4/15/2020	2.6169%	ASSET BACKED SECURITIES	1,553
EVERGREEN CREDIT CARD TRUST SERIES 2016-	4/15/2020	2.6169%	ASSET BACKED SECURITIES	1,152
EXELON CORP	4/15/2021	2.4500%	BOND	5
EXELON CORP	6/15/2020	2.8500%	BOND	66
EXELON CORP	6/1/2022	3.4970%	BOND	153
EXPRESS SCRIPTS HLD	11/30/2020	2.6000%	BOND	869
FANNIE MAE	9/24/2026	1.8750%	GOVERNMENT OBLIGATIONS	1,225
FANNIE MAE	11/15/2030	6.6250%	GOVERNMENT OBLIGATIONS	1,687
FANNIE MAE	5/25/2040	2.7097%	ASSET BACKED SECURITIES	1,062
FED HOME LOAN MTG CORP - GOLD	11/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	227
FED HOME LOAN MTG CORP - GOLD	2/1/2039	5.0000%	MORTGAGE BACKED SECURITIES	1,156
FED HOME LOAN MTG CORP - GOLD	3/1/2038	5.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	5/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	7/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	132
FED HOME LOAN MTG CORP - GOLD	9/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	9/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	10/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	12/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	457
FED HOME LOAN MTG CORP - GOLD	2/1/2034	5.5000%	MORTGAGE BACKED SECURITIES	233
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	17
FED HOME LOAN MTG CORP - GOLD	1/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	2/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	2/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	3/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	4/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	6/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	6/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	8
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	9/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	15
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	13
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	14
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	6/1/2032	7.0000%	MORTGAGE BACKED SECURITIES	35
FED HOME LOAN MTG CORP - GOLD	3/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	5/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	6/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	7/1/2028	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	9/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	10/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	10/1/2029	8.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	7/1/2030	8.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2024	8.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	8
FED HOME LOAN MTG CORP - GOLD	1/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	793
FED HOME LOAN MTG CORP - GOLD	3/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	1,454
FED HOME LOAN MTG CORP - GOLD	6/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	528
FED HOME LOAN MTG CORP - GOLD	6/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	1,252
FED HOME LOAN MTG CORP - GOLD	9/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	678
FED HOME LOAN MTG CORP - GOLD	11/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	244
FED HOME LOAN MTG CORP - GOLD	11/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	1,365
FED HOME LOAN MTG CORP - GOLD	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	1,571
FED HOME LOAN MTG CORP - GOLD	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	501
FED HOME LOAN MTG CORP - GOLD	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	672
FED HOME LOAN MTG CORP - GOLD	1/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	1,359

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FED HOME LOAN MTG CORP - GOLD	8/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	443
FED HOME LOAN MTG CORP - GOLD	1/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,072
FED HOME LOAN MTG CORP - GOLD	4/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	615
FED HOME LOAN MTG CORP - GOLD	4/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,858
FED HOME LOAN MTG CORP - GOLD	5/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	433
FED HOME LOAN MTG CORP - GOLD	5/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	609
FED HOME LOAN MTG CORP - GOLD	7/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	992
FED HOME LOAN MTG CORP - GOLD	8/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	1,935
FED HOME LOAN MTG CORP - GOLD	11/1/2026	3.0000%	MORTGAGE BACKED SECURITIES	290
FED HOME LOAN MTG CORP - GOLD	1/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	522
FED HOME LOAN MTG CORP - GOLD	5/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	179
FED HOME LOAN MTG CORP - GOLD	11/1/2025	3.5000%	MORTGAGE BACKED SECURITIES	119
FED HOME LOAN MTG CORP - GOLD	11/1/2028	3.5000%	MORTGAGE BACKED SECURITIES	541
FED HOME LOAN MTG CORP - GOLD	4/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	91
FED HOME LOAN MTG CORP - GOLD	5/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	427
FED HOME LOAN MTG CORP - GOLD	5/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	99
FED HOME LOAN MTG CORP - GOLD	7/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	10/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	8
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	19
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	8
FED HOME LOAN MTG CORP - GOLD	12/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	8
FED HOME LOAN MTG CORP - GOLD	6/1/2026	5.0000%	MORTGAGE BACKED SECURITIES	221
FED HOME LOAN MTG CORP - GOLD	7/1/2021	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	49
FED HOME LOAN MTG CORP - GOLD	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	906
FED HOME LOAN MTG CORP - GOLD	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	1,839
FED HOME LOAN MTG CORP - GOLD	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	207
FED HOME LOAN MTG CORP - GOLD	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	2,126
FED HOME LOAN MTG CORP - GOLD	2/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	2,712
FED HOME LOAN MTG CORP - GOLD	2/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	12,717
FED HOME LOAN MTG CORP - GOLD	3/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	6,662
FED HOME LOAN MTG CORP - GOLD	4/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	812
FED HOME LOAN MTG CORP - GOLD	5/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	6,263
FED HOME LOAN MTG CORP - GOLD	7/1/2042	3.5000%	MORTGAGE BACKED SECURITIES	296
FED HOME LOAN MTG CORP - GOLD	7/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	606
FED HOME LOAN MTG CORP - GOLD	8/1/2042	3.5000%	MORTGAGE BACKED SECURITIES	323
FED HOME LOAN MTG CORP - GOLD	8/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	2,142
FED HOME LOAN MTG CORP - GOLD	10/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	4,919
FED HOME LOAN MTG CORP - GOLD	6/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	879
FED HOME LOAN MTG CORP - GOLD	6/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	54
FED HOME LOAN MTG CORP - GOLD	7/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	1,006
FED HOME LOAN MTG CORP - GOLD	5/1/2041	4.5000%	MORTGAGE BACKED SECURITIES	155
FED HOME LOAN MTG CORP - GOLD	9/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	23
FED HOME LOAN MTG CORP - GOLD	9/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	651
FED HOME LOAN MTG CORP - GOLD	10/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	35
FED HOME LOAN MTG CORP - GOLD	10/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	88
FED HOME LOAN MTG CORP - GOLD	2/1/2036	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	2/1/2038	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	3/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	208
FED HOME LOAN MTG CORP - GOLD	5/1/2036	5.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	5/1/2041	5.0000%	MORTGAGE BACKED SECURITIES	352
FED HOME LOAN MTG CORP - GOLD	6/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	7/1/2036	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	37
FED HOME LOAN MTG CORP - GOLD	8/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	10
FED HOME LOAN MTG CORP - GOLD	8/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	1,174
FED HOME LOAN MTG CORP - GOLD	9/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	11/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	11/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	11/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	11/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	12/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	48
FED HOME LOAN MTG CORP - GOLD	12/1/2034	5.0000%	MORTGAGE BACKED SECURITIES	66
FED HOME LOAN MTG CORP - GOLD	12/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	13
FED HOME LOAN MTG CORP - GOLD	1/1/2036	5.5000%	MORTGAGE BACKED SECURITIES	19
FED HOME LOAN MTG CORP - GOLD	3/1/2033	5.5000%	MORTGAGE BACKED SECURITIES	412
FED HOME LOAN MTG CORP - GOLD	6/1/2034	5.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2040	5.5000%	MORTGAGE BACKED SECURITIES	305
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	6

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	1/1/2039	6.0000%	MORTGAGE BACKED SECURITIES	23
FED HOME LOAN MTG CORP - GOLD	2/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	12
FED HOME LOAN MTG CORP - GOLD	2/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	14
FED HOME LOAN MTG CORP - GOLD	2/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	9
FED HOME LOAN MTG CORP - GOLD	2/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	3/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	11
FED HOME LOAN MTG CORP - GOLD	4/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	4/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	5/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	5/1/2040	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	7/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	7/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	17
FED HOME LOAN MTG CORP - GOLD	7/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	7/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	94
FED HOME LOAN MTG CORP - GOLD	8/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	9
FED HOME LOAN MTG CORP - GOLD	8/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	7
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	11
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	10/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	10/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	10/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	8
FED HOME LOAN MTG CORP - GOLD	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	17
FED HOME LOAN MTG CORP - GOLD	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	9
FED HOME LOAN MTG CORP - GOLD	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	5
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	11/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	12/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	12/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	37
FED HOME LOAN MTG CORP - GOLD	8/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	9/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	2/1/2039	7.0000%	MORTGAGE BACKED SECURITIES	327
FED HOME LOAN MTG CORP - GOLD	4/1/2031	7.0000%	MORTGAGE BACKED SECURITIES	17
FED HOME LOAN MTG CORP - GOLD	7/1/2032	7.0000%	MORTGAGE BACKED SECURITIES	25
FED HOME LOAN MTG CORP - GOLD	1/1/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	3/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	4/1/2024	7.5000%	MORTGAGE BACKED SECURITIES	2
FED HOME LOAN MTG CORP - GOLD	4/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	4/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	5/1/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	8/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	8/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	6
FED HOME LOAN MTG CORP - GOLD	10/1/2029	7.5000%	MORTGAGE BACKED SECURITIES	4
FED HOME LOAN MTG CORP - GOLD	12/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	13
FED HOME LOAN MTG CORP - GOLD	5/1/2027	8.0000%	MORTGAGE BACKED SECURITIES	3
FED HOME LOAN MTG CORP - GOLD	5/1/2030	8.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	9/1/2027	8.0000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	3/1/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
FED HOME LOAN MTG CORP - GOLD	1/1/2029	9.5000%	MORTGAGE BACKED SECURITIES	2
FEDERAL HOME LN MTG CORP MULTI	10/25/2022	0.8626%	MORTGAGE BACKED SECURITIES	136
FEDERAL HOME LN MTG MLT CTF GT	5/25/2022	1.4191%	MORTGAGE BACKED SECURITIES	472
FEDERAL HOME LN MTG MLT CTF GT	2/25/2023	2.5531%	MORTGAGE BACKED SECURITIES	1,540

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FEDERAL HOME LN MTG MLT CTF GT	12/25/2018	1.5095%	MORTGAGE BACKED SECURITIES	82
FEDERAL HOME LN MTG MLT CTF GT	1/25/2024	1.0025%	MORTGAGE BACKED SECURITIES	1,049
FEDERAL HOME LN MTG MLT CTF GT	7/25/2024	0.7488%	MORTGAGE BACKED SECURITIES	601
FEDERAL HOME LN MTG MLT CTF GT	6/25/2021	3.1300%	MORTGAGE BACKED SECURITIES	2,663
FEDERAL HOME LN MTG MLT CTF GT	8/25/2026	2.6530%	MORTGAGE BACKED SECURITIES	54
FEDERAL HOME LN MTG MLT CTF GT	10/25/2022	1.9810%	MORTGAGE BACKED SECURITIES	1,566
FEDERAL HOME LN MTG MLT CTF GT	5/25/2021	1.4180%	MORTGAGE BACKED SECURITIES	1,267
FEDERAL HOME LN MTG MLT CTF GT	1/25/2023	2.2720%	MORTGAGE BACKED SECURITIES	691
FEDERAL HOME LN MTG MLT CTF GT	1/25/2027	3.4300%	MORTGAGE BACKED SECURITIES	332
FEDERAL HOME LN MTG MLT CTF GT	6/25/2027	3.1170%	MORTGAGE BACKED SECURITIES	301
FEDERAL HOME LN MTG MLT CTF GT	7/25/2027	3.1940%	MORTGAGE BACKED SECURITIES	159
FEDERAL HOME LN MTG MLT CTF GT	2/25/2027	2.9520%	MORTGAGE BACKED SECURITIES	707
FEDERAL HOME LN MTG MLT CTF GT	9/25/2020	2.5660%	MORTGAGE BACKED SECURITIES	1,007
FEDERAL HOME LN MTG MLT CTF GT	10/25/2020	3.0340%	MORTGAGE BACKED SECURITIES	916
FEDERAL HOME LN MTG MLT CTF GT	9/25/2021	2.9910%	MORTGAGE BACKED SECURITIES	3,055
FEDERAL HOME LN MTG MLT CTF GT	1/25/2019	1.7200%	MORTGAGE BACKED SECURITIES	795
FEDERAL HOME LN MTG MLT CTF GT	7/15/2041	2.3869%	ASSET BACKED SECURITIES	599
FEDERAL HOME LN MTG MLT CTF GT	4/15/2041	2.6233%	ASSET BACKED SECURITIES	689
FEDERAL HOME LN MTG MLT CTF GT	4/15/2041	2.6233%	ASSET BACKED SECURITIES	689
FEDERAL HOME LN MTG MLT CTF GT	5/15/2024	4.0000%	ASSET BACKED SECURITIES	1,645
FEDERAL HOME LN MTG MLT CTF GT	6/15/2045	3.0000%	ASSET BACKED SECURITIES	909
FEDERAL HOME LN MTG MLT CTF GT	11/15/2044	3.0000%	ASSET BACKED SECURITIES	981
FEDERAL HOME LN MTG MLT CTF GT	5/15/2045	2.5000%	ASSET BACKED SECURITIES	658
FEDERAL HOME LN MTG MLT CTF GT	12/15/2031	2.5233%	ASSET BACKED SECURITIES	10
FEDERAL HOME LN MTG MLT CTF GT	11/15/2035	4.0000%	ASSET BACKED SECURITIES	617
FEDERAL HOME LOAN BANKS	6/8/2018	1.2500%	GOVERNMENT OBLIGATIONS	1,558
FEDERAL HOME LOAN BANKS	9/28/2020	1.3750%	GOVERNMENT OBLIGATIONS	2,926
FEDERAL HOME LOAN BANKS	6/14/2019	1.6250%	GOVERNMENT OBLIGATIONS	1,285
FEDERAL HOME LOAN BANKS	6/13/2025	2.8750%	GOVERNMENT OBLIGATIONS	1,435
FEDERAL HOME LOAN BANKS	9/11/2026	3.0000%	GOVERNMENT OBLIGATIONS	1,072
FEDERAL HOME LOAN MTG CORP MTN	4/13/2020	1.8000%	GOVERNMENT OBLIGATIONS	5,858
FEDERAL NAT MTG ASN GTD REM PA	5/25/2025	2.3310%	MORTGAGE BACKED SECURITIES	1,490
FEDERAL NAT MTG ASN GTD REM PA	1/25/2025	2.0970%	MORTGAGE BACKED SECURITIES	487
FEDERAL NAT MTG ASN GTD REM PA	7/25/2026	1.8860%	MORTGAGE BACKED SECURITIES	745
FEDERAL NAT MTG ASN GTD REM PA	4/25/2026	2.4690%	MORTGAGE BACKED SECURITIES	244
FEDERAL NAT MTG ASN GTD REM PA	5/25/2026	1.9460%	MORTGAGE BACKED SECURITIES	916
FEDERAL NAT MTG ASN GTD REM PA	6/25/2026	2.2920%	MORTGAGE BACKED SECURITIES	257
FEDERAL NAT MTG ASN GTD REM PA	12/25/2026	2.4856%	MORTGAGE BACKED SECURITIES	873
FEDERAL NAT MTG ASN GTD REM PA	5/25/2027	3.0610%	MORTGAGE BACKED SECURITIES	192
FEDERAL NAT MTG ASN GTD REM PA	5/18/2032	2.4851%	ASSET BACKED SECURITIES	9
FEDERAL NAT MTG ASN GTD REM PA	12/25/2045	2.2597%	ASSET BACKED SECURITIES	414
FEDERAL NAT MTG ASN GTD REM PA	6/25/2041	5.0000%	ASSET BACKED SECURITIES	450
FEDERAL NAT MTG ASN GTD REM PA	10/25/2041	5.0000%	ASSET BACKED SECURITIES	599
FEDERAL NAT MTG ASN GTD REM PA	10/25/2042	7.0000%	ASSET BACKED SECURITIES	98
FEDERAL NAT MTG ASN GTD REM PA	12/25/2041	2.5000%	ASSET BACKED SECURITIES	281
FEDERAL NAT MTG ASN GTD REM PA	3/25/2046	2.5000%	ASSET BACKED SECURITIES	1,512
FEDERAL NAT MTG ASN GTD REM PA	6/25/2045	3.0000%	ASSET BACKED SECURITIES	2,002
FEDERAL NAT MTG ASN GTD REM PA	2/25/2029	6.2500%	ASSET BACKED SECURITIES	474
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	7/25/2024	3.0550%	ASSET BACKED SECURITIES	889
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	9/25/2026	1.9310%	MORTGAGE BACKED SECURITIES	741
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	10/25/2026	2.4172%	ASSET BACKED SECURITIES	266
FEDERAL NATL MTG ASSN GTD REMIC PASS THR	11/25/2046	2.3069%	ASSET BACKED SECURITIES	561
FEDERAL REALTY INVESTMENT TR	1/15/2021	2.5500%	BOND	200
FEDEX CORP	3/15/2027	3.3000%	BOND	141
FHLMC	6/13/2018	4.8750%	GOVERNMENT OBLIGATIONS	11,160
FIDELITY NATL INC	10/15/2018	2.8500%	BOND	438
FIDELITY NATL INC	10/15/2020	3.6250%	BOND	333
FIDELITY NATL INC	4/15/2023	3.5000%	BOND	14
FIDELITY NATL INC	10/15/2025	5.0000%	BOND	15
FIFTH THIRD BANCORP	6/15/2022	2.6000%	BOND	770
FIFTH THIRD BK 2.15% 08/20/18	8/20/2018	2.1500%	BOND	207
FLIR SYSTEMS INC	6/15/2021	3.1250%	BOND	227
FMS WERTMANAGEMENT	11/20/2018	1.6250%	BOND	1,148
FNMA GTD MTG PASS THRU CTF	9/1/2040	4.5000%	MORTGAGE BACKED SECURITIES	684
FNMA GTD MTG PASS THRU CTF	6/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	30
FNMA GTD MTG PASS THRU CTF	7/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	419
FNMA GTD MTG PASS THRU CTF	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	22
FNMA GTD MTG PASS THRU CTF	8/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	127
FNMA GTD MTG PASS THRU CTF	11/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	636
FNMA GTD MTG PASS THRU CTF	2/1/2038	5.5000%	MORTGAGE BACKED SECURITIES	4
FNMA GTD MTG PASS THRU CTF	4/1/2035	5.5000%	MORTGAGE BACKED SECURITIES	5
FNMA GTD MTG PASS THRU CTF	4/1/2037	5.5000%	MORTGAGE BACKED SECURITIES	9
FNMA GTD MTG PASS THRU CTF	7/1/2035	5.5000%	MORTGAGE BACKED SECURITIES	4
FNMA GTD MTG PASS THRU CTF	8/1/2037	5.5000%	MORTGAGE BACKED SECURITIES	244

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	12/1/2034	5.5000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	3/1/2034	6.0000%	MORTGAGE BACKED SECURITIES	904
FNMA GTD MTG PASS THRU CTF	10/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	4
FNMA GTD MTG PASS THRU CTF	12/1/2037	6.0000%	MORTGAGE BACKED SECURITIES	41
FNMA GTD MTG PASS THRU CTF	1/1/2028	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	6/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	6/1/2030	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	9/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	9/1/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	10/1/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	11/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	11/1/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	6/1/2030	8.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	4/1/2030	8.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	12/1/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	7/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	1,252
FNMA GTD MTG PASS THRU CTF	3/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	151
FNMA GTD MTG PASS THRU CTF	2/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	18
FNMA GTD MTG PASS THRU CTF	3/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	50
FNMA GTD MTG PASS THRU CTF	5/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	6/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	369
FNMA GTD MTG PASS THRU CTF	8/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	19
FNMA GTD MTG PASS THRU CTF	10/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	100
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	86
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.0000%	MORTGAGE BACKED SECURITIES	135
FNMA GTD MTG PASS THRU CTF	1/1/2021	5.5000%	MORTGAGE BACKED SECURITIES	8
FNMA GTD MTG PASS THRU CTF	9/1/2023	5.5000%	MORTGAGE BACKED SECURITIES	12
FNMA GTD MTG PASS THRU CTF	8/1/2031	2.0000%	MORTGAGE BACKED SECURITIES	2,763
FNMA GTD MTG PASS THRU CTF	1/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	273
FNMA GTD MTG PASS THRU CTF	1/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	70
FNMA GTD MTG PASS THRU CTF	1/1/2030	2.5000%	MORTGAGE BACKED SECURITIES	1,401
FNMA GTD MTG PASS THRU CTF	2/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	460
FNMA GTD MTG PASS THRU CTF	2/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	387
FNMA GTD MTG PASS THRU CTF	2/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	1,545
FNMA GTD MTG PASS THRU CTF	3/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	3,707
FNMA GTD MTG PASS THRU CTF	4/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	81
FNMA GTD MTG PASS THRU CTF	4/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	708
FNMA GTD MTG PASS THRU CTF	4/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	657
FNMA GTD MTG PASS THRU CTF	5/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	36
FNMA GTD MTG PASS THRU CTF	6/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	930
FNMA GTD MTG PASS THRU CTF	6/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	1,129
FNMA GTD MTG PASS THRU CTF	6/1/2032	2.5000%	MORTGAGE BACKED SECURITIES	1,341
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	1,825
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	300
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	460
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	57
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	240
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	31
FNMA GTD MTG PASS THRU CTF	7/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	287
FNMA GTD MTG PASS THRU CTF	7/1/2030	2.5000%	MORTGAGE BACKED SECURITIES	3,192
FNMA GTD MTG PASS THRU CTF	7/1/2030	2.5000%	MORTGAGE BACKED SECURITIES	1,067
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	136
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	25
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	21
FNMA GTD MTG PASS THRU CTF	8/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	910
FNMA GTD MTG PASS THRU CTF	9/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	590
FNMA GTD MTG PASS THRU CTF	9/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	775
FNMA GTD MTG PASS THRU CTF	9/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	378
FNMA GTD MTG PASS THRU CTF	9/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	1,176
FNMA GTD MTG PASS THRU CTF	10/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	131
FNMA GTD MTG PASS THRU CTF	10/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	598
FNMA GTD MTG PASS THRU CTF	10/1/2029	2.5000%	MORTGAGE BACKED SECURITIES	2,382
FNMA GTD MTG PASS THRU CTF	11/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	474
FNMA GTD MTG PASS THRU CTF	11/1/2028	2.5000%	MORTGAGE BACKED SECURITIES	229
FNMA GTD MTG PASS THRU CTF	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	878
FNMA GTD MTG PASS THRU CTF	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	195
FNMA GTD MTG PASS THRU CTF	12/1/2027	2.5000%	MORTGAGE BACKED SECURITIES	510
FNMA GTD MTG PASS THRU CTF	12/1/2031	2.5000%	MORTGAGE BACKED SECURITIES	435
FNMA GTD MTG PASS THRU CTF	1/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	404
FNMA GTD MTG PASS THRU CTF	2/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	1,146
FNMA GTD MTG PASS THRU CTF	3/1/2032	3.0000%	MORTGAGE BACKED SECURITIES	447
FNMA GTD MTG PASS THRU CTF	3/1/2032	3.0000%	MORTGAGE BACKED SECURITIES	1,101
FNMA GTD MTG PASS THRU CTF	5/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,276
FNMA GTD MTG PASS THRU CTF	5/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	1,822

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	6/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	413
FNMA GTD MTG PASS THRU CTF	6/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	5,262
FNMA GTD MTG PASS THRU CTF	6/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	1,719
FNMA GTD MTG PASS THRU CTF	6/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	1,218
FNMA GTD MTG PASS THRU CTF	9/1/2030	3.0000%	MORTGAGE BACKED SECURITIES	1,525
FNMA GTD MTG PASS THRU CTF	10/1/2027	3.0000%	MORTGAGE BACKED SECURITIES	2,152
FNMA GTD MTG PASS THRU CTF	10/1/2029	3.0000%	MORTGAGE BACKED SECURITIES	2,482
FNMA GTD MTG PASS THRU CTF	11/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	1,168
FNMA GTD MTG PASS THRU CTF	11/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	1,907
FNMA GTD MTG PASS THRU CTF	11/1/2028	3.0000%	MORTGAGE BACKED SECURITIES	825
FNMA GTD MTG PASS THRU CTF	12/1/2031	3.0000%	MORTGAGE BACKED SECURITIES	2,264
FNMA GTD MTG PASS THRU CTF	1/1/2029	3.5000%	MORTGAGE BACKED SECURITIES	938
FNMA GTD MTG PASS THRU CTF	3/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	130
FNMA GTD MTG PASS THRU CTF	3/1/2027	3.5000%	MORTGAGE BACKED SECURITIES	786
FNMA GTD MTG PASS THRU CTF	7/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	1,667
FNMA GTD MTG PASS THRU CTF	8/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	602
FNMA GTD MTG PASS THRU CTF	11/1/2026	3.5000%	MORTGAGE BACKED SECURITIES	846
FNMA GTD MTG PASS THRU CTF	9/1/2030	3.5000%	MORTGAGE BACKED SECURITIES	958
FNMA GTD MTG PASS THRU CTF	3/1/2025	4.0000%	MORTGAGE BACKED SECURITIES	8
FNMA GTD MTG PASS THRU CTF	5/1/2025	4.0000%	MORTGAGE BACKED SECURITIES	31
FNMA GTD MTG PASS THRU CTF	6/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	354
FNMA GTD MTG PASS THRU CTF	9/1/2025	4.0000%	MORTGAGE BACKED SECURITIES	63
FNMA GTD MTG PASS THRU CTF	9/1/2026	4.0000%	MORTGAGE BACKED SECURITIES	436
FNMA GTD MTG PASS THRU CTF	7/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	4
FNMA GTD MTG PASS THRU CTF	7/1/2025	4.5000%	MORTGAGE BACKED SECURITIES	812
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	32
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	16
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	21
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	13
FNMA GTD MTG PASS THRU CTF	11/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	19
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	16
FNMA GTD MTG PASS THRU CTF	12/1/2024	4.5000%	MORTGAGE BACKED SECURITIES	35
FNMA GTD MTG PASS THRU CTF	2/1/2024	5.0000%	MORTGAGE BACKED SECURITIES	286
FNMA GTD MTG PASS THRU CTF	10/1/2018	5.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	10/1/2019	5.0000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	12/1/2018	5.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	3/1/2019	5.5000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	9/1/2023	5.5000%	MORTGAGE BACKED SECURITIES	10
FNMA GTD MTG PASS THRU CTF	10/1/2023	5.5000%	MORTGAGE BACKED SECURITIES	8
FNMA GTD MTG PASS THRU CTF	7/1/2025	5.5000%	MORTGAGE BACKED SECURITIES	271
FNMA GTD MTG PASS THRU CTF	7/1/2019	6.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	269
FNMA GTD MTG PASS THRU CTF	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	129
FNMA GTD MTG PASS THRU CTF	1/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	15
FNMA GTD MTG PASS THRU CTF	1/1/2047	3.0000%	MORTGAGE BACKED SECURITIES	3,621
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	37
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	114
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	318
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	39
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	23
FNMA GTD MTG PASS THRU CTF	2/1/2048	3.0000%	MORTGAGE BACKED SECURITIES	2,997
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	18
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	247
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	112
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	22
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	15
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	3/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	4/1/2047	3.0000%	MORTGAGE BACKED SECURITIES	2,101
FNMA GTD MTG PASS THRU CTF	4/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	19
FNMA GTD MTG PASS THRU CTF	4/1/2045	3.0000%	MORTGAGE BACKED SECURITIES	610
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	31
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	16
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	93
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	39
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	1,916
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	23
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	5,859
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	23
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	582
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	26

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	28
FNMA GTD MTG PASS THRU CTF	7/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	57
FNMA GTD MTG PASS THRU CTF	9/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	19
FNMA GTD MTG PASS THRU CTF	9/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	9/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	143
FNMA GTD MTG PASS THRU CTF	10/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	62
FNMA GTD MTG PASS THRU CTF	10/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	263
FNMA GTD MTG PASS THRU CTF	10/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	115
FNMA GTD MTG PASS THRU CTF	10/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	46
FNMA GTD MTG PASS THRU CTF	10/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	86
FNMA GTD MTG PASS THRU CTF	11/1/2042	3.0000%	MORTGAGE BACKED SECURITIES	517
FNMA GTD MTG PASS THRU CTF	11/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	71
FNMA GTD MTG PASS THRU CTF	11/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	270
FNMA GTD MTG PASS THRU CTF	11/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	214
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	724
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	657
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.0000%	MORTGAGE BACKED SECURITIES	706
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.0000%	MORTGAGE BACKED SECURITIES	1,685
FNMA GTD MTG PASS THRU CTF	1/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	226
FNMA GTD MTG PASS THRU CTF	1/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	536
FNMA GTD MTG PASS THRU CTF	1/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	6,831
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	10
FNMA GTD MTG PASS THRU CTF	2/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	104
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	749
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	30
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	197
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	313
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	30
FNMA GTD MTG PASS THRU CTF	2/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	90
FNMA GTD MTG PASS THRU CTF	2/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	5,900
FNMA GTD MTG PASS THRU CTF	4/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	43
FNMA GTD MTG PASS THRU CTF	5/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	15
FNMA GTD MTG PASS THRU CTF	5/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	133
FNMA GTD MTG PASS THRU CTF	5/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	17
FNMA GTD MTG PASS THRU CTF	5/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	301
FNMA GTD MTG PASS THRU CTF	5/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	981
FNMA GTD MTG PASS THRU CTF	6/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	108
FNMA GTD MTG PASS THRU CTF	6/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	877
FNMA GTD MTG PASS THRU CTF	6/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	29
FNMA GTD MTG PASS THRU CTF	6/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	965
FNMA GTD MTG PASS THRU CTF	8/1/2043	3.5000%	MORTGAGE BACKED SECURITIES	88
FNMA GTD MTG PASS THRU CTF	8/1/2044	3.5000%	MORTGAGE BACKED SECURITIES	13
FNMA GTD MTG PASS THRU CTF	8/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	22
FNMA GTD MTG PASS THRU CTF	9/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	38
FNMA GTD MTG PASS THRU CTF	10/1/2044	3.5000%	MORTGAGE BACKED SECURITIES	406
FNMA GTD MTG PASS THRU CTF	10/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	574
FNMA GTD MTG PASS THRU CTF	10/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	48
FNMA GTD MTG PASS THRU CTF	11/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	4,979
FNMA GTD MTG PASS THRU CTF	11/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	77
FNMA GTD MTG PASS THRU CTF	11/1/2045	3.5000%	MORTGAGE BACKED SECURITIES	26
FNMA GTD MTG PASS THRU CTF	12/1/2046	3.5000%	MORTGAGE BACKED SECURITIES	587
FNMA GTD MTG PASS THRU CTF	1/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	67
FNMA GTD MTG PASS THRU CTF	1/1/2045	4.0000%	MORTGAGE BACKED SECURITIES	2,449
FNMA GTD MTG PASS THRU CTF	2/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	588
FNMA GTD MTG PASS THRU CTF	3/1/2048	4.0000%	MORTGAGE BACKED SECURITIES	8,345
FNMA GTD MTG PASS THRU CTF	4/1/2055	4.0000%	MORTGAGE BACKED SECURITIES	1,201
FNMA GTD MTG PASS THRU CTF	5/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	900
FNMA GTD MTG PASS THRU CTF	5/1/2047	4.0000%	MORTGAGE BACKED SECURITIES	675
FNMA GTD MTG PASS THRU CTF	6/1/2055	4.0000%	MORTGAGE BACKED SECURITIES	1,247
FNMA GTD MTG PASS THRU CTF	7/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	950
FNMA GTD MTG PASS THRU CTF	7/1/2047	4.0000%	MORTGAGE BACKED SECURITIES	499
FNMA GTD MTG PASS THRU CTF	9/1/2055	4.0000%	MORTGAGE BACKED SECURITIES	1,733
FNMA GTD MTG PASS THRU CTF	10/1/2040	4.0000%	MORTGAGE BACKED SECURITIES	324
FNMA GTD MTG PASS THRU CTF	10/1/2043	4.0000%	MORTGAGE BACKED SECURITIES	1,670
FNMA GTD MTG PASS THRU CTF	11/1/2043	4.0000%	MORTGAGE BACKED SECURITIES	219
FNMA GTD MTG PASS THRU CTF	12/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	78
FNMA GTD MTG PASS THRU CTF	12/1/2044	4.0000%	MORTGAGE BACKED SECURITIES	166
FNMA GTD MTG PASS THRU CTF	6/1/2042	4.0000%	MORTGAGE BACKED SECURITIES	547
FNMA GTD MTG PASS THRU CTF	6/1/2021	4.3800%	MORTGAGE BACKED SECURITIES	927
FNMA GTD MTG PASS THRU CTF	2/1/2041	4.5000%	MORTGAGE BACKED SECURITIES	1,455
FNMA GTD MTG PASS THRU CTF	2/1/2048	4.5000%	MORTGAGE BACKED SECURITIES	2,976
FNMA GTD MTG PASS THRU CTF	9/1/2041	4.5000%	MORTGAGE BACKED SECURITIES	188
FNMA GTD MTG PASS THRU CTF	10/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	37
FNMA GTD MTG PASS THRU CTF	11/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	34

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FNMA GTD MTG PASS THRU CTF	11/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	41
FNMA GTD MTG PASS THRU CTF	12/1/2039	4.5000%	MORTGAGE BACKED SECURITIES	222
FNMA GTD MTG PASS THRU CTF	4/1/2035	5.0000%	MORTGAGE BACKED SECURITIES	45
FNMA GTD MTG PASS THRU CTF	5/1/2038	5.0000%	MORTGAGE BACKED SECURITIES	127
FNMA GTD MTG PASS THRU CTF	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	7/1/2040	5.0000%	MORTGAGE BACKED SECURITIES	9
FNMA GTD MTG PASS THRU CTF	8/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	1,326
FNMA GTD MTG PASS THRU CTF	8/1/2033	5.0000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	2/1/2039	5.5000%	MORTGAGE BACKED SECURITIES	4
FNMA GTD MTG PASS THRU CTF	3/1/2038	5.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	3/1/2038	5.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	4/1/2033	5.5000%	MORTGAGE BACKED SECURITIES	42
FNMA GTD MTG PASS THRU CTF	4/1/2034	5.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	4/1/2038	5.5000%	MORTGAGE BACKED SECURITIES	12
FNMA GTD MTG PASS THRU CTF	5/1/2034	5.5000%	MORTGAGE BACKED SECURITIES	5
FNMA GTD MTG PASS THRU CTF	6/1/2038	5.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	7/1/2035	5.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	7/1/2038	5.5000%	MORTGAGE BACKED SECURITIES	69
FNMA GTD MTG PASS THRU CTF	8/1/2039	5.5000%	MORTGAGE BACKED SECURITIES	63
FNMA GTD MTG PASS THRU CTF	12/1/2033	5.5000%	MORTGAGE BACKED SECURITIES	10
FNMA GTD MTG PASS THRU CTF	12/1/2035	5.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	3/1/2036	6.0000%	MORTGAGE BACKED SECURITIES	5
FNMA GTD MTG PASS THRU CTF	4/1/2036	6.0000%	MORTGAGE BACKED SECURITIES	6
FNMA GTD MTG PASS THRU CTF	5/1/2033	6.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	5/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	22
FNMA GTD MTG PASS THRU CTF	6/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	20
FNMA GTD MTG PASS THRU CTF	6/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	10
FNMA GTD MTG PASS THRU CTF	7/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	61
FNMA GTD MTG PASS THRU CTF	8/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	16
FNMA GTD MTG PASS THRU CTF	8/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	8
FNMA GTD MTG PASS THRU CTF	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	11
FNMA GTD MTG PASS THRU CTF	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	9
FNMA GTD MTG PASS THRU CTF	10/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	6
FNMA GTD MTG PASS THRU CTF	11/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	5
FNMA GTD MTG PASS THRU CTF	11/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	18
FNMA GTD MTG PASS THRU CTF	11/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	5
FNMA GTD MTG PASS THRU CTF	11/1/2038	6.0000%	MORTGAGE BACKED SECURITIES	4
FNMA GTD MTG PASS THRU CTF	3/1/2039	7.0000%	MORTGAGE BACKED SECURITIES	185
FNMA GTD MTG PASS THRU CTF	1/1/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	1/1/2031	7.5000%	MORTGAGE BACKED SECURITIES	24
FNMA GTD MTG PASS THRU CTF	6/1/2024	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	8/1/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	12/1/2025	7.5000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	8/1/2025	7.5000%	MORTGAGE BACKED SECURITIES	4
FNMA GTD MTG PASS THRU CTF	4/1/2032	8.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	8/1/2027	8.0000%	MORTGAGE BACKED SECURITIES	3
FNMA GTD MTG PASS THRU CTF	10/1/2025	8.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	12/1/2025	8.0000%	MORTGAGE BACKED SECURITIES	1
FNMA GTD MTG PASS THRU CTF	6/1/2027	9.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	9/1/2030	9.0000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	2/1/2025	9.5000%	MORTGAGE BACKED SECURITIES	2
FNMA GTD MTG PASS THRU CTF	5/1/2038	3.6180%	MORTGAGE BACKED SECURITIES	674
FNMA GTD MTG PASS THRU CTF	5/1/2042	2.4320%	MORTGAGE BACKED SECURITIES	346
FNMA GTD MTG PASS THRU CTF	10/1/2042	2.4330%	MORTGAGE BACKED SECURITIES	1,634
FNMA GTD MTG PASS THRU CTF	2/1/2042	2.6990%	MORTGAGE BACKED SECURITIES	132
FNMA GTD MTG PASS THRU CTF	2/1/2044	2.6780%	MORTGAGE BACKED SECURITIES	169
FNMA GTD MTG PASS THRU CTF	4/1/2044	2.6910%	MORTGAGE BACKED SECURITIES	381
FNMA GTD MTG PASS THRU CTF	9/1/2042	2.8530%	MORTGAGE BACKED SECURITIES	2,228
FNMA GTD MTG PASS THRU CTF	3/1/2036	3.5220%	MORTGAGE BACKED SECURITIES	397
FNMA GTD MTG PASS THRU CTF	2/25/2023	5.0000%	ASSET BACKED SECURITIES	16
FORD CR AUTO OWNER TR 2017-REV2	3/15/2029	2.3600%	ASSET BACKED SECURITIES	1,387
FORD CREDIT AUTO OWNER TRUST 2016-REV2	12/15/2027	2.0300%	ASSET BACKED SECURITIES	690
FORD CREDIT AUTO OWNER TRUST 2016-REV2	12/15/2027	2.0300%	ASSET BACKED SECURITIES	1,478
FORD MOTOR CO	12/8/2026	4.3460%	BOND	52
FORD MOTOR CREDIT CO	1/9/2018	2.1450%	BOND	325
FORD MOTOR CREDIT CO	6/12/2020	2.4250%	BOND	1,267
FORD MOTOR CREDIT CO	1/9/2022	3.2190%	BOND	503
FORD MOTOR CREDIT CO	3/18/2021	3.3360%	BOND	1,016
FORD MOTOR CREDIT CO	1/8/2026	4.3890%	BOND	210
FORD MOTOR CREDIT CO	1/16/2018	2.3750%	BOND	650
FORD MOTOR CREDIT CO	3/27/2020	2.4590%	BOND	523
FORD MOTOR CREDIT CO	8/2/2021	5.8750%	BOND	220
FORD MOTOR CREDIT CO	3/27/2020	2.4590%	BOND	359

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
FORDF	11/15/2021	1.9500%	ASSET BACKED SECURITIES	1,393
FORDF	11/15/2021	1.9500%	ASSET BACKED SECURITIES	1,642
FORTIVE CORP	6/15/2021	2.3500%	BOND	273
FREDDIE MAC	5/1/2023	4.0740%	MORTGAGE BACKED SECURITIES	8
FREDDIE MAC	6/1/2042	2.5010%	MORTGAGE BACKED SECURITIES	593
FREDDIE MAC	11/1/2044	2.5520%	MORTGAGE BACKED SECURITIES	296
FREDDIE MAC	5/1/2045	2.5870%	MORTGAGE BACKED SECURITIES	1,529
FREDDIE MAC	12/1/2041	2.8090%	MORTGAGE BACKED SECURITIES	190
FTST	12/13/2028	5.4010%	ASSET BACKED SECURITIES	2,077
GAHR	12/15/2034	3.4690%	ASSET BACKED SECURITIES	164
GCOE	11/25/2026	2.4400%	ASSET BACKED SECURITIES	891
GCOE	5/25/2026	2.4900%	ASSET BACKED SECURITIES	1,890
GE CAP INTL FDG CO MEDIUM TERM NTS BOOK	11/15/2025	3.3730%	BOND	264
GENERAL ELEC CAP CORP MTN B/E	4/2/2018	1.6250%	BOND	1,199
GENERAL MOTORS	10/1/2027	4.2000%	BOND	31
GENERAL MTRS FINL CO INC	1/17/2027	4.3500%	BOND	42
GENERAL MTRS FINL CO INC	6/30/2022	3.1500%	BOND	290
GENERAL MTRS FINL CO INC	11/24/2020	3.7000%	BOND	1,837
GEORGIA PAC	11/1/2020	5.4000%	BOND	24
GEORGIA POWER CO	3/30/2027	3.2500%	BOND	20
GEORGIA POWER CO	3/30/2020	2.0000%	BOND	89
GILEAD SCIENCES INC	4/1/2024	3.7000%	BOND	68
GILEAD SCIENCES INC	4/1/2019	2.0500%	BOND	700
GLENCORE	10/27/2022	3.0000%	BOND	198
GNMA II	1/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	(2,379)
GNMA II	8/20/2031	8.0000%	MORTGAGE BACKED SECURITIES	2
GNMA II	2/20/2026	3.3750%	MORTGAGE BACKED SECURITIES	2
GNMA II	11/20/2023	3.1250%	MORTGAGE BACKED SECURITIES	4
GNMA II	3/20/2031	8.0000%	MORTGAGE BACKED SECURITIES	5
GNMA II	5/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	8
GNMA II	4/20/2026	2.6250%	MORTGAGE BACKED SECURITIES	8
GNMA II	5/20/2041	4.5000%	MORTGAGE BACKED SECURITIES	30
GNMA II	4/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	44
GNMA II	7/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	65
GNMA II	6/20/2041	5.0000%	MORTGAGE BACKED SECURITIES	122
GNMA II	10/20/2044	4.0000%	MORTGAGE BACKED SECURITIES	164
GNMA II	3/20/2044	4.0000%	MORTGAGE BACKED SECURITIES	234
GNMA II	10/20/2039	5.0000%	MORTGAGE BACKED SECURITIES	299
GNMA II	10/20/2043	4.0000%	MORTGAGE BACKED SECURITIES	402
GNMA II	1/20/2046	4.0000%	MORTGAGE BACKED SECURITIES	489
GNMA II	2/20/2041	4.5000%	MORTGAGE BACKED SECURITIES	795
GNMA II	10/20/2043	4.0000%	MORTGAGE BACKED SECURITIES	1,341
GNMA II	1/20/2044	4.0000%	MORTGAGE BACKED SECURITIES	1,354
GNMA II	6/20/2045	4.0000%	MORTGAGE BACKED SECURITIES	1,499
GNMA II	1/20/2046	4.0000%	MORTGAGE BACKED SECURITIES	1,544
GNMA II	9/20/2045	4.0000%	MORTGAGE BACKED SECURITIES	1,611
GNMA II	6/20/2043	3.5000%	MORTGAGE BACKED SECURITIES	1,743
GNMA II	2/1/2048	3.5000%	MORTGAGE BACKED SECURITIES	2,376
GNMA II	1/1/2047	3.5000%	MORTGAGE BACKED SECURITIES	2,379
GNMA II	3/20/2047	3.5000%	MORTGAGE BACKED SECURITIES	2,508
GNMA II	7/20/2045	4.0000%	MORTGAGE BACKED SECURITIES	2,562
GOLDEN CR CARD TR	4/15/2022	1.9800%	ASSET BACKED SECURITIES	348
GOLDEN CR CARD TR	9/15/2021	1.6000%	ASSET BACKED SECURITIES	594
GOLDEN CR CARD TR	9/15/2021	1.6000%	ASSET BACKED SECURITIES	1,187
GOLDMAN SACHS GROUP INC	7/19/2018	2.9000%	BOND	25
GOLDMAN SACHS GROUP INC	1/31/2019	2.6250%	BOND	64
GOLDMAN SACHS GROUP INC	10/31/2022	3.1388%	BOND	290
GOLDMAN SACHS GROUP INC	4/23/2020	3.5216%	BOND	305
GOLDMAN SACHS GROUP INC	7/24/2023	2.9050%	BOND	417
GOLDMAN SACHS GROUP INC	10/23/2019	2.5500%	BOND	453
GOLDMAN SACHS GROUP INC	1/22/2018	2.3750%	BOND	455
GOLDMAN SACHS GROUP INC	4/30/2018	2.9669%	BOND	491
GOLDMAN SACHS GROUP INC	1/22/2018	2.3750%	BOND	660
GOLDMAN SACHS GROUP INC	7/27/2021	5.2500%	BOND	759
GOLDMAN SACHS GROUP INC	10/31/2022	2.8760%	BOND	798
GOLDMAN SACHS GROUP INC	6/5/2023	2.9080%	BOND	844
GOLDMAN SACHS GROUP INC	4/1/2018	6.1500%	BOND	947
GOLDMAN SACHS GROUP INC	7/19/2018	2.9000%	BOND	1,125
GOLDMAN SACHS GROUP INC	4/25/2021	2.6250%	BOND	1,149
GOLDMAN SACHS GROUP INC	1/24/2022	5.7500%	BOND	1,220
GOLDMAN SACHS GROUP INC	11/15/2021	3.5125%	BOND	1,427
GOVERNMENT NAT MTG AS REMIC PT	6/16/2031	2.4851%	ASSET BACKED SECURITIES	21
GOVERNMENT NAT MTG AS REMIC PT	3/16/2032	2.4851%	ASSET BACKED SECURITIES	38
GOVERNMENT NAT MTG AS REMIC PT	7/20/2041	2.4838%	ASSET BACKED SECURITIES	212

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2023	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2022	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2024	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2027	9.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2021	9.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2028	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2023	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2025	9.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2026	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2025	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2025	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2031	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2028	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2025	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2023	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2023	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2029	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2018	5.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2024	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2022	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2022	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2024	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2030	8.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2023	7.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2021	10.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2024	9.0000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2025	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2027	8.5000%	MORTGAGE BACKED SECURITIES	1
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2029	8.0000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2024	8.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	2/15/2024	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2024	9.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2023	8.0000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2023	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	12/15/2027	8.0000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2026	8.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2026	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2025	8.0000%	MORTGAGE BACKED SECURITIES	2
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2025	9.0000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2027	7.5000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2026	7.5000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2030	8.0000%	MORTGAGE BACKED SECURITIES	3
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2041	5.0000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2026	8.0000%	MORTGAGE BACKED SECURITIES	4
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2031	7.0000%	MORTGAGE BACKED SECURITIES	5
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2025	8.5000%	MORTGAGE BACKED SECURITIES	5
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2025	7.5000%	MORTGAGE BACKED SECURITIES	5
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	6
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2033	4.5000%	MORTGAGE BACKED SECURITIES	6
GOVERNMENT NATL MORTGAGE ASSOC	2/15/2029	6.0000%	MORTGAGE BACKED SECURITIES	7
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2030	7.5000%	MORTGAGE BACKED SECURITIES	8
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	10
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	10
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	10
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	10
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	11
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	11
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	11
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	12
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	12
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2040	5.0000%	MORTGAGE BACKED SECURITIES	17
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	17
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	19
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2043	3.0000%	MORTGAGE BACKED SECURITIES	19

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2033	5.5000%	MORTGAGE BACKED SECURITIES	29
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2039	5.5000%	MORTGAGE BACKED SECURITIES	42
GOVERNMENT NATL MORTGAGE ASSOC	11/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	48
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	53
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2041	5.0000%	MORTGAGE BACKED SECURITIES	54
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	55
GOVERNMENT NATL MORTGAGE ASSOC	5/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	56
GOVERNMENT NATL MORTGAGE ASSOC	8/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	67
GOVERNMENT NATL MORTGAGE ASSOC	10/15/2038	6.5000%	MORTGAGE BACKED SECURITIES	73
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2037	6.5000%	MORTGAGE BACKED SECURITIES	105
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2040	5.0000%	MORTGAGE BACKED SECURITIES	113
GOVERNMENT NATL MORTGAGE ASSOC	12/20/2040	5.5000%	MORTGAGE BACKED SECURITIES	130
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2043	3.0000%	MORTGAGE BACKED SECURITIES	184
GOVERNMENT NATL MORTGAGE ASSOC	4/15/2040	5.0000%	MORTGAGE BACKED SECURITIES	262
GOVERNMENT NATL MORTGAGE ASSOC	6/15/2039	4.5000%	MORTGAGE BACKED SECURITIES	270
GOVERNMENT NATL MORTGAGE ASSOC	9/15/2040	4.5000%	MORTGAGE BACKED SECURITIES	597
GOVERNMENT NATL MORTGAGE ASSOC	3/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	891
GOVERNMENT NATL MORTGAGE ASSOC	7/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	1,367
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	1,570
GOVERNMENT NATL MORTGAGE ASSOC	1/15/2045	3.0000%	MORTGAGE BACKED SECURITIES	2,098
GSMS	6/10/2046	2.8600%	ASSET BACKED SECURITIES	266
GSMS	11/10/2045	2.7730%	ASSET BACKED SECURITIES	885
GSMS	1/10/2045	3.4820%	ASSET BACKED SECURITIES	974
GSMS	6/10/2047	2.9030%	ASSET BACKED SECURITIES	1,511
GSMS	4/10/2047	3.6800%	ASSET BACKED SECURITIES	2,180
HARLEY DAVID 3ML+50 05/20 144A	2/26/2020	2.1500%	BOND	372
HARRIS CORP	4/27/2020	2.7000%	BOND	40
HARRIS CORP	4/27/2018	1.9990%	BOND	260
HARTFORD FINL SVCS GROUP INC	4/15/2022	5.1250%	BOND	27
HCP INC	2/1/2019	3.7500%	BOND	506
HEF	2/25/2030	2.0836%	ASSET BACKED SECURITIES	22
HEF	2/25/2030	2.0836%	ASSET BACKED SECURITIES	22
HEINZ (H.J.) CO	6/1/2026	3.0000%	BOND	53
HEINZ (H.J.) CO	7/2/2020	2.8000%	BOND	1,453
HEINZ (H.J.) CO	8/10/2022	3.1725%	BOND	2,622
HERTZ	3/25/2020	2.3200%	ASSET BACKED SECURITIES	399
HEWLETT PACKARD ENTERPRISE CO	10/5/2018	2.8500%	BOND	206
HEWLETT PACKARD ENTERPRISE CO	10/5/2018	2.8500%	BOND	241
HEWLETT PACKARD ENTERPRISE CO	10/4/2019	2.1000%	BOND	492
HOME DEPOT INC	4/1/2021	2.0000%	BOND	693
HONEYWELL INTL INC	11/1/2021	1.8500%	BOND	540
HSBC HOLDINGS PLC	3/13/2023	3.2620%	BOND	329
HSBC HOLDINGS PLC	3/8/2026	4.3000%	BOND	2,338
HSBC USA INC NEW	3/5/2018	1.7000%	BOND	480
HSBC USA INC NEW	11/13/2019	2.3750%	BOND	596
HSBC USA INC NEW	3/5/2020	2.3500%	BOND	710
HSBC USA INC NEW	9/24/2018	2.6250%	BOND	803
HUMANA INC	3/15/2027	3.9500%	BOND	31
HUMANA INC	12/15/2022	2.9000%	BOND	474
HUNGARY REPUBLIC OF	3/29/2021	6.3750%	FOREIGN BOND	111
HUNTINGTON	12/1/2027	3.4830%	BOND	175
HUNTINGTON BANCSHARES INC	8/2/2018	2.6000%	BOND	612
HUSKY ENERGY INC	6/15/2019	6.1500%	BOND	341
HYUNDAI	4/3/2020	2.5500%	BOND	40
HYUNDAI	10/30/2018	2.4000%	BOND	110
HYUNDAI	9/27/2019	1.7500%	BOND	137
HYUNDAI	10/30/2020	3.0000%	BOND	266
HYUNDAI CAP AMER	8/9/2018	2.8750%	BOND	351
ICG US CLO 2017-2 LTD / ICG US CLO 2017-	10/23/2029	2.5972%	ASSET BACKED SECURITIES	503
IMPERIAL TOBACCO FINANCE	2/11/2023	3.5000%	BOND	1,119
ING BANK N.V.	11/21/2023	4.1250%	BOND	555
ING BK N V COVERED BK BD PROGRAM BOOK EN	12/5/2022	2.6250%	BOND	1,501
ING BK NV	3/16/2020	2.4500%	BOND	950
ING GROEP NV	3/29/2022	3.1500%	BOND	405
INGSLL-RAND	1/15/2019	2.8750%	BOND	80
INTEL CORP	7/29/2020	2.4500%	BOND	1,137
INTER AMERICAN DEV BANK	2/27/2018	1.0000%	BOND	699
INTERCONTINENTAL EXCHANGE INC	12/1/2025	3.7500%	BOND	53
INTERCONTINENTAL EXCHANGE INC	9/15/2022	2.3500%	BOND	4,367
INTERNATIONAL BK RECON & DEVEL	9/4/2020	1.6250%	BOND	2,794
INTERNATIONAL BK RECON & DEVEL	9/4/2020	1.6250%	BOND	3,722
INTESA SANPAOLO SPA	7/14/2022	3.1250%	BOND	199
INVISTA FIN	10/15/2019	4.2500%	BOND	253
ITC HLDGS CORP	11/15/2022	2.7000%	BOND	55

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
ITC HLDGS CORP	11/15/2022	2.7000%	BOND	349
J P MORGAN CHASE COML MTG SECS TR 2013-I	1/15/2033	3.3469%	ASSET BACKED SECURITIES	772
J P MORGAN CHASE COML MTG SECS TR 2016-A	10/15/2034	3.5733%	ASSET BACKED SECURITIES	1,302
J P MORGAN CHASE COML MTG SECS TR 2016-W	10/15/2033	3.5233%	ASSET BACKED SECURITIES	1,203
JAPAN BANK INTL COOPERATION	7/21/2021	1.5000%	BOND	193
JAPAN BANK INTL COOPERATION	6/1/2020	2.1250%	BOND	199
JAPAN BANK INTL COOPERATION	11/16/2020	2.1250%	BOND	793
JAPAN FIN ORGANIZATION FR MUN	9/8/2020	2.0000%	BOND	395
JAPAN FIN ORGANIZATION FR MUN	4/20/2022	2.6250%	BOND	398
JOHNSON & JOHNSON	3/3/2027	2.9500%	BOND	15
JP MORGAN CHASE & CO	12/1/2027	3.6250%	BOND	55
JP MORGAN CHASE & CO	4/25/2023	2.7760%	BOND	92
JP MORGAN CHASE & CO	7/15/2025	3.9000%	BOND	115
JP MORGAN CHASE & CO	6/23/2020	2.7500%	BOND	126
JP MORGAN CHASE & CO	10/24/2023	3.5892%	BOND	128
JP MORGAN CHASE & CO	1/25/2018	1.8000%	BOND	129
JP MORGAN CHASE & CO	5/18/2023	2.7000%	BOND	139
JP MORGAN CHASE & CO	1/15/2018	6.0000%	BOND	217
JP MORGAN CHASE & CO	4/25/2023	2.7760%	BOND	230
JP MORGAN CHASE & CO	1/15/2023	2.9720%	BOND	238
JP MORGAN CHASE & CO	2/1/2028	3.7820%	BOND	363
JP MORGAN CHASE & CO	1/15/2018	6.0000%	BOND	431
JP MORGAN CHASE & CO	1/25/2018	2.2674%	BOND	475
JP MORGAN CHASE & CO	2/1/2028	3.7820%	BOND	492
JP MORGAN CHASE & CO	10/22/2019	2.2000%	BOND	509
JP MORGAN CHASE & CO	6/7/2021	2.4000%	BOND	995
JP MORGAN CHASE & CO	3/1/2021	2.5500%	BOND	1,080
JP MORGAN CHASE & CO	1/24/2022	4.5000%	BOND	1,177
JP MORGAN CHASE & CO	4/23/2019	6.3000%	BOND	1,253
JP MORGAN CHASE & CO	6/1/2021	2.9803%	BOND	1,936
JP MORGAN CHASE & CO	3/9/2021	2.8771%	BOND	3,709
JP MORGAN CHASE&CO MED TER NTS	3/1/2018	1.7000%	BOND	430
JP MORGAN CHASE&CO MED TER NTS	8/15/2021	2.2950%	BOND	2,329
JPM T	12/15/2046	3.0700%	ASSET BACKED SECURITIES	1,314
JPMBB	2/15/2047	2.8785%	ASSET BACKED SECURITIES	969
JPMBB	1/15/2047	3.0032%	ASSET BACKED SECURITIES	1,167
JPMBB	10/15/2048	2.7733%	ASSET BACKED SECURITIES	2,014
JPMBB	11/15/2047	3.5033%	ASSET BACKED SECURITIES	2,032
JPMCC	4/15/2046	2.6942%	ASSET BACKED SECURITIES	705
JPMCC 2015-JP1 A2	1/15/2049	3.9140%	ASSET BACKED SECURITIES	185
JPMDB COML MTG SECS TR 2017-C7	10/15/2050	3.0477%	ASSET BACKED SECURITIES	1,393
JUNIPER NETWORKS INC	6/15/2025	4.3500%	BOND	15
KEYBANK NATL ASSN CLEVELAND OH MTN BE	2/1/2018	1.6500%	BOND	590
KEYCORP MEDIUM TERM NOTES	9/15/2020	2.9000%	BOND	101
KILROY RLTY	10/1/2025	4.3750%	BOND	131
KILROY RLTY	6/1/2020	6.6250%	BOND	245
KIMBERLY-CLARK CORP	3/1/2020	1.8500%	BOND	248
KINDER MORGAN ENERGY PRTNRS LP	2/1/2024	4.1500%	BOND	78
KINDER MORGAN ENERGY PRTNRS LP	9/1/2023	3.5000%	BOND	95
KINDER MORGAN ENERGY PRTNRS LP	2/1/2019	2.6500%	BOND	100
KINDER MORGAN ENERGY PRTNRS LP	2/15/2018	5.9500%	BOND	136
KINDER MORGAN INC DEL	12/1/2019	3.0500%	BOND	50
KKR CLO 11 LTD	1/15/2031	3.5277%	ASSET BACKED SECURITIES	500
KKR CLO 20 LTD / KKR CLO 20 LLC	1/16/2031	3.0751%	ASSET BACKED SECURITIES	1,000
KLA TENCOR CORP	11/1/2024	4.6500%	BOND	2
KOREA REPUBLIC OF	4/16/2019	7.1250%	FOREIGN BOND	106
KRAFT FOODS	8/23/2018	6.1250%	BOND	18
KRAFT FOODS	2/10/2020	5.3750%	BOND	74
KREDITANSTALT FUR WIEDERAUFB	2/6/2019	1.5000%	BOND	470
KREDITANSTALT FUR WIEDERAUFB	2/6/2019	1.5000%	BOND	627
KREDITANSTALT FUR WIEDERAUFB	4/20/2020	1.5000%	BOND	809
KREDITANSTALT FUR WIEDERAUFB	8/6/2018	1.1250%	BOND	1,334
KREDITANSTALT FUR WIEDERAUFB	9/9/2019	1.5000%	BOND	2,974
KREDITANSTALT FUR WIEDERAUFB	12/15/2020	1.8750%	BOND	3,659
KUWAIT, SHEIKDOM OF	3/20/2022	2.7500%	FOREIGN BOND	438
KVK CLO 2014-2 LTD / KVK CLO 2014-2 LLC	7/15/2026	3.5277%	ASSET BACKED SECURITIES	352
LAM RESEARCH CORP	6/15/2021	2.8000%	BOND	19
LAM RESEARCH CORP	3/15/2025	3.8000%	BOND	94
LCCM 2017-LC26 MTG TR	7/12/2050	3.1280%	ASSET BACKED SECURITIES	1,477
LEAR CORP	9/15/2027	3.8000%	BOND	55
LIGHT TOWER RENTALS INC	7/15/2049	3.0190%	ASSET BACKED SECURITIES	1,203
LINCOLN NATIONAL CORP IND	2/15/2020	6.2500%	BOND	754
LLOYDS TSB GROUP PLC	11/7/2023	2.9070%	BOND	198
LLOYDS TSB GROUP PLC	7/6/2021	3.1000%	BOND	909

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
LOCKHEED MARTIN CORP	9/15/2021	3.3500%	BOND	72
LOCKHEED MARTIN CORP	1/15/2026	3.5500%	BOND	73
LOEWS CORP	5/15/2023	2.6250%	BOND	386
LSTAR SECS INVT LTD 2017-3 / LSTAR SECS	4/1/2022	3.8869%	ASSET BACKED SECURITIES	464
LSTAR SECS INVT LTD 2017-4 / LSTAR SECS	5/1/2022	3.8869%	ASSET BACKED SECURITIES	1,314
LSTAR SECS INVT LTD 2017-5 / LSTAR SECS	5/1/2022	3.9825%	ASSET BACKED SECURITIES	1,170
LSTAR SECS INVT LTD 2017-6 / LLC	9/1/2022	3.7325%	ASSET BACKED SECURITIES	347
LSTAR SECS INVT LTD 2017-8 / LSTAR SECS	11/1/2022	3.6325%	ASSET BACKED SECURITIES	493
LYB INTL FIN	7/15/2023	4.0000%	BOND	105
LYONDELLBASELL INDS NV	11/15/2021	6.0000%	BOND	222
LYONDELLBASELL INDS NV	4/15/2019	5.0000%	BOND	719
MAGNE	1/18/2027	3.4751%	ASSET BACKED SECURITIES	300
MANU&TRD NT PRG	1/30/2019	2.3000%	BOND	901
MANU&TRD NT PRG	3/7/2018	1.4500%	BOND	1,224
MARM	10/25/2032	4.0381%	ASSET BACKED SECURITIES	30
MARSH & MCLENNAN COS INC	1/30/2022	2.7500%	BOND	10
MARSH & MCLENNAN COS INC	3/10/2025	3.5000%	BOND	72
MARSH & MCLENNAN COS INC	3/14/2026	3.7500%	BOND	76
MCDONALDS CORP	12/9/2020	2.7500%	BOND	25
MEAD JOHNSON	11/15/2020	3.0000%	BOND	178
MEDTRONIC INC	3/15/2022	3.1500%	BOND	410
MERCK & CO INC NEW	2/10/2020	1.8500%	BOND	1,342
MERRILL LYNCH & CO INC MTN BE	4/25/2018	6.8750%	BOND	60
MICHAEL KORS USA INC	11/1/2024	4.0000%	BOND	20
MICROSOFT	2/6/2027	3.3000%	BOND	124
MICROSOFT	8/8/2026	2.4000%	BOND	174
MICROSOFT	2/6/2020	1.8500%	BOND	424
MILL CITY MTG LN TR 2017-3	1/25/2061	2.7500%	ASSET BACKED SECURITIES	860
MITSUBISHI UFJ FIN GRP INC	2/22/2022	2.9980%	BOND	55
MITSUBISHI UFJ FIN GRP INC	7/25/2022	2.6650%	BOND	129
MITSUBISHI UFJ FIN GRP INC	3/1/2021	2.9500%	BOND	656
MITSUBISHI UFJ FIN GRP INC	3/1/2021	2.9500%	BOND	948
MIZUHO BANK LTD	3/21/2018	1.8500%	BOND	375
MIZUHO FINL GROUP INC	9/11/2022	2.6010%	BOND	197
MIZUHO FINL GROUP INC	2/28/2022	2.9530%	BOND	205
MIZUHO FINL GROUP INC	4/12/2021	2.6320%	BOND	249
MIZUHO FINL GROUP INC	9/11/2022	2.6010%	BOND	492
MIZUHO FINL GROUP INC	9/13/2021	2.2730%	BOND	1,472
MOLSON COORS BREWING CO	3/15/2020	2.2500%	BOND	30
MOLSON COORS BREWING CO	3/15/2019	1.9000%	BOND	45
MONSANTO CO NEW	7/15/2024	3.3750%	BOND	29
MOODYS CORP	12/15/2021	2.7500%	BOND	601
MORGAN STAN DEAN WITTER & CO	7/23/2025	4.0000%	BOND	26
MORGAN STAN DEAN WITTER & CO	2/25/2023	3.7500%	BOND	62
MORGAN STAN DEAN WITTER & CO	12/7/2018	2.2000%	BOND	120
MORGAN STAN DEAN WITTER & CO	11/17/2021	2.6250%	BOND	129
MORGAN STAN DEAN WITTER & CO	4/25/2018	2.1250%	BOND	132
MORGAN STAN DEAN WITTER & CO	1/24/2019	2.5000%	BOND	140
MORGAN STAN DEAN WITTER & CO	10/24/2023	3.7592%	BOND	231
MORGAN STAN DEAN WITTER & CO	4/1/2018	6.6250%	BOND	445
MORGAN STAN DEAN WITTER & CO	1/5/2018	1.8750%	BOND	534
MORGAN STAN DEAN WITTER & CO	1/27/2020	2.6500%	BOND	578
MORGAN STAN DEAN WITTER & CO	10/23/2024	3.7000%	BOND	620
MORGAN STAN DEAN WITTER & CO	1/27/2020	3.5056%	BOND	710
MORGAN STAN DEAN WITTER & CO	4/29/2024	3.8750%	BOND	731
MORGAN STAN DEAN WITTER & CO	1/27/2020	2.6500%	BOND	753
MORGAN STAN DEAN WITTER & CO	6/16/2020	2.8000%	BOND	817
MORGAN STAN DEAN WITTER & CO	5/19/2022	2.7500%	BOND	996
MORGAN STAN DEAN WITTER & CO	1/20/2022	3.5387%	BOND	1,017
MORGAN STAN DEAN WITTER & CO	1/26/2020	5.5000%	BOND	1,033
MORGAN STAN DEAN WITTER & CO	1/20/2022	3.5387%	BOND	1,118
MORGAN STAN DEAN WITTER & CO	7/28/2021	5.5000%	BOND	1,422
MORGAN STAN DEAN WITTER & CO	4/1/2018	6.6250%	BOND	2,775
MORGAN STANLEY BK AMER MERRILL LYNCH TR	5/15/2050	3.2950%	ASSET BACKED SECURITIES	1,507
MOTEL 6 TR 2017-MTL6	8/15/2034	2.9933%	ASSET BACKED SECURITIES	1,392
MOTOROLA INC	9/1/2024	4.0000%	BOND	21
MOTOROLA INC	9/1/2021	3.5000%	BOND	51
MOUNT V	10/12/2030	2.9591%	ASSET BACKED SECURITIES	500
MPLX LP	3/1/2027	4.1250%	BOND	143
MSAC	1/25/2035	2.7197%	ASSET BACKED SECURITIES	1,226
MSAC	3/25/2034	2.6971%	ASSET BACKED SECURITIES	1,253
MSBAM	5/15/2048	3.7320%	ASSET BACKED SECURITIES	398
MSBAM	2/15/2048	3.2490%	ASSET BACKED SECURITIES	487
MSBAM	2/15/2046	2.6550%	ASSET BACKED SECURITIES	887

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
MSC	8/11/2033	3.4690%	ASSET BACKED SECURITIES	773
MYLAN LABORATORIES INC	1/15/2023	3.1250%	BOND	10
MYLAN NV	6/15/2026	3.9500%	BOND	176
MYLAN NV	6/15/2021	3.1500%	BOND	377
MYLAN NV	6/15/2021	3.1500%	BOND	518
NABORS INDUSTRIES INC	2/15/2018	6.1500%	BOND	650
NATIONAL AUSTRALIA BK LTD/NY	5/22/2020	2.1250%	BOND	248
NATIONAL RURAL UTL COOP FIN	2/7/2024	2.9500%	BOND	705
NAVIENT	3/27/2023	2.2071%	ASSET BACKED SECURITIES	396
NAVIENT	8/27/2029	2.3797%	ASSET BACKED SECURITIES	1,048
NAVIENT STUDENT LN TR 2016-7	3/25/2066	3.0471%	ASSET BACKED SECURITIES	859
NAVIENT STUDENT LN TR 2017-4	9/27/2066	2.4597%	ASSET BACKED SECURITIES	501
NAVIENT STUDENT LOAN TRUST 2016-5	6/25/2065	3.2097%	ASSET BACKED SECURITIES	1,881
NAVIENT STUDENT LOAN TRUST 2017-5	7/26/2066	2.7597%	ASSET BACKED SECURITIES	1,997
NBC UNVL INC	4/30/2020	5.1500%	BOND	21
NBCUNIVERSAL ENTERPRISE INC	4/1/2021	2.7080%	BOND	130
NBCUNIVERSAL ENTERPRISE INC	4/15/2018	1.6620%	BOND	330
NELNET	6/22/2026	1.7879%	ASSET BACKED SECURITIES	73
NELNET	6/22/2026	1.7879%	ASSET BACKED SECURITIES	78
NELNET STUDENT LOAN TRUST 2013-5	1/25/2037	2.5271%	ASSET BACKED SECURITIES	364
NEUBERGER BERMAN CLO XVI-S LTD	1/15/2028	3.1977%	ASSET BACKED SECURITIES	1,000
NEWELL RUBBERMAID INC	4/1/2021	3.1500%	BOND	440
NEXTERA ENGY	5/1/2027	3.5500%	BOND	61
NEXTERA ENGY	4/1/2019	2.3000%	BOND	834
NGN	10/7/2020	2.3471%	ASSET BACKED SECURITIES	470
NGN	11/5/2020	2.4945%	ASSET BACKED SECURITIES	1,068
NISOURCE FIN CORP	5/15/2027	3.4900%	BOND	122
NISOURCE FIN CORP	11/17/2022	2.6500%	BOND	198
NMOTR	6/15/2021	1.5400%	ASSET BACKED SECURITIES	496
NOMURA HOLDINGS INC	3/19/2019	2.7500%	BOND	60
NOMURA HOLDINGS INC	3/19/2019	2.7500%	BOND	363
NORDIC INVT BK	4/28/2030	2.4590%	MUNICIPAL BOND	1,360
NORDIC INVT BK	11/20/2020	1.6250%	BOND	2,760
NORFOLK SOUTHERN CORP	6/15/2026	2.9000%	BOND	11
NORTHEAST UTILITIES	10/1/2024	2.9000%	BOND	64
NORTHERN STATES POWER CO (MN)	8/15/2020	2.2000%	BOND	425
NORTHROP GRUMMAN CORP	1/15/2025	2.9300%	BOND	35
NORTHROP GRUMMAN CORP	1/15/2028	3.2500%	BOND	65
NORTHROP GRUMMAN CORP	8/1/2023	3.2500%	BOND	71
NORTHROP GRUMMAN CORP	10/15/2020	2.0800%	BOND	89
NORTHROP GRUMMAN CORP	10/15/2022	2.5500%	BOND	99
NORTHROP GRUMMAN CORP	1/15/2025	2.9300%	BOND	373
NORTHROP GRUMMAN CORP	10/15/2022	2.5500%	BOND	794
NORTHROP GRUMMAN CORP	10/15/2022	2.5500%	BOND	1,291
NOVARTIS CAP CORP	5/17/2027	3.1000%	BOND	31
NSLT	8/23/2027	2.0298%	ASSET BACKED SECURITIES	580
NSLT	8/23/2027	2.0298%	ASSET BACKED SECURITIES	1,217
NSTAR ELEC	5/15/2027	3.2000%	BOND	56
OMFIT	7/18/2025	2.5700%	ASSET BACKED SECURITIES	623
ONEMAIN DIRECT AUTO RECEIVABLES TRUST 20	1/15/2021	2.0400%	ASSET BACKED SECURITIES	45
ONEMAIN FINL ISSUANCE TR 2017-1	9/14/2032	2.8573%	ASSET BACKED SECURITIES	704
ONEOK PARTNERS	9/15/2018	3.2000%	BOND	513
ORACLE CORP	11/15/2027	3.2500%	BOND	178
ORACLE CORP	2/15/2023	2.6250%	BOND	1,002
ORIX CORP	7/18/2022	2.9000%	BOND	209
ORIX CORP	7/18/2022	2.9000%	BOND	448
OVERSEAS PRIVATE INVT CORP	6/15/2034	3.7900%	ASSET BACKED SECURITIES	871
OZLM XI LTD	10/30/2030	3.6088%	ASSET BACKED SECURITIES	251
OZLM XV LTD / OZLM XV LLC	1/20/2029	3.8487%	ASSET BACKED SECURITIES	503
OZLMF	10/22/2030	3.6116%	ASSET BACKED SECURITIES	1,006
PACIFIC GAS & ELECTRIC CO	10/15/2018	8.2500%	BOND	131
PALMER SQUARE CLO 2015-1 LTD / PALMER SQ	5/21/2029	3.1921%	ASSET BACKED SECURITIES	755
PARK AVENUE INSTITUTIONAL ADVISERS CLO L	11/14/2029	2.6329%	ASSET BACKED SECURITIES	250
PENSKE TRUCK LEASING	11/15/2026	3.4000%	BOND	54
PEPSICO INC	10/15/2027	3.0000%	BOND	80
PETROLEOS MEXICANOS	1/24/2022	4.8750%	BOND	121
PETROLEOS MEXICANOS	3/5/2020	6.0000%	BOND	202
PETROLEOS MEXICANOS	7/23/2020	3.5000%	BOND	375
PHILIP MORRIS INTL INC	8/17/2022	2.3750%	BOND	2,956
PHILLIPS 66	4/15/2020	3.0977%	BOND	350
PHILLIPS 66	2/15/2020	2.6460%	BOND	375
PIONEER NATURAL RESOURCES CO	7/15/2022	3.9500%	BOND	61
PIONEER NATURAL RESOURCES CO	1/15/2026	4.4500%	BOND	105
PIONEER NATURAL RESOURCES CO	7/15/2022	3.9500%	BOND	318

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
PITNEY-BOWES INC	9/15/2020	3.6250%	BOND	145
PITNEY-BOWES INC	4/1/2023	4.7000%	BOND	174
PLAINS AA PIPELINE	10/15/2023	3.8500%	BOND	274
PLAINS AA PIPELINE	6/1/2022	3.6500%	BOND	276
PNC BANK NA	7/2/2019	2.2500%	BOND	1,426
PNC BK PITT MTN	11/5/2020	2.4500%	BOND	1,427
PRINCIPAL FINL GROUP INC	11/15/2026	3.1000%	BOND	15
PRINCIPAL FINL GROUP INC	5/15/2023	3.1250%	BOND	30
PRIVATE EXPORT FUNDING CORP	7/15/2018	1.8750%	BOND	120
PROGRESS ENERGY INC	3/15/2019	7.0500%	BOND	554
PROGRESS RESIDENTIAL 2016-SFR1 TR	9/17/2033	3.4388%	ASSET BACKED SECURITIES	686
PUBLIC STORAGE INC	9/15/2022	2.3700%	BOND	271
PUBLIC SVC ELEC	3/15/2021	1.9000%	BOND	246
PUBLIC SVC ELEC	6/1/2019	1.8000%	BOND	343
PUBLIC SVC ENTERPRISE GROUP IN	11/15/2022	2.6500%	BOND	585
QUALCOMM INC	5/20/2025	3.4500%	BOND	16
QUALCOMM INC	5/20/2020	2.1000%	BOND	299
QUALCOMM INC	5/20/2020	2.2500%	BOND	943
RBSCF	1/13/2032	3.8336%	ASSET BACKED SECURITIES	833
REALTY INCOME CORP	10/15/2022	3.2500%	BOND	483
REALTY INCOME CORP	1/31/2018	2.0000%	BOND	620
RECKITT BENCKISER TREAS SVCS PLC	6/24/2022	2.3750%	BOND	833
REFCORP PRINCIPAL STRIP	7/15/2020	0.0000%	GOVERNMENT OBLIGATIONS	304
REFCORP PRINCIPAL STRIP	1/15/2021	0.0000%	GOVERNMENT OBLIGATIONS	407
REFCORP PRINCIPAL STRIP	7/15/2020	0.0000%	GOVERNMENT OBLIGATIONS	3,036
REGATTA IV FDG LTD / REGATTA IV FDG LLC	7/25/2026	2.7652%	ASSET BACKED SECURITIES	503
REGIONS FINL CORP NEW	8/14/2022	2.7500%	BOND	827
REL STD LF	4/24/2019	2.5000%	BOND	451
RELIANCE STD	1/15/2020	2.5000%	BOND	475
RENSSELAER POLY	9/1/2020	5.6000%	BOND	856
REPUBLIC SERVICES INC	11/15/2027	3.3750%	BOND	20
REPUBLIC SERVICES INC	7/1/2026	2.9000%	BOND	24
REYNOLDS AMERICAN INC	9/15/2023	4.8500%	BOND	54
REYNOLDS AMERICAN INC	6/12/2022	4.0000%	BOND	63
REYNOLDS AMERICAN INC	6/12/2018	2.3000%	BOND	1,201
ROCK-TENN COMPANY	3/1/2022	4.9000%	BOND	24
ROCKWELL COLLINS INC	3/15/2022	2.8000%	BOND	80
ROCKWELL INTL CORP NEW	3/1/2020	2.0500%	BOND	273
ROYAL BANK OF CANADA	10/26/2020	2.1500%	BOND	278
ROYAL BANK OF CANADA	9/23/2019	2.2000%	BOND	889
ROYAL BANK OF CANADA GL MTN BE	3/15/2019	2.1500%	BOND	560
ROYAL BANK OF SCOTLAND GRP PLC	5/15/2023	3.4980%	BOND	200
ROYAL BANK OF SCOTLAND GRP PLC	9/12/2023	3.8750%	BOND	333
RPM INC (OHIO)	3/15/2027	3.7500%	BOND	20
SABINE PASS LIQUEFACTION LLC	2/1/2021	5.6250%	BOND	107
SABINE PASS LIQUEFACTION LLC	3/15/2022	6.2500%	BOND	156
SABINE PASS LIQUEFACTION LLC	3/15/2022	6.2500%	BOND	167
SABINE PASS LIQUEFACTION LLC	3/1/2025	5.6250%	BOND	176
SABINE PASS LIQUEFACTION LLC	3/1/2025	5.6250%	BOND	303
SABINE PASS LIQUEFACTION LLC	3/15/2022	6.2500%	BOND	951
SANTANDER HLDGS USA INC	4/17/2020	2.6500%	BOND	1,249
SANTANDER UK GROUP HOLDINGS PLC	10/16/2020	2.8750%	BOND	221
SANTANDER UK GROUP HOLDINGS PLC	8/5/2021	2.8750%	BOND	269
SANTANDER UK GROUP HOLDINGS PLC	1/10/2023	3.5710%	BOND	639
SAUDI ARABIA KINGDOM OF	10/26/2021	2.3750%	FOREIGN BOND	322
SCHLUMBERGER FINANCE CANADA LTD	11/20/2022	2.6500%	BOND	348
SCHOL	10/28/2043	3.2588%	ASSET BACKED SECURITIES	547
SCHOLAR FUNDING TRUST 2010-A	10/28/2041	3.1088%	ASSET BACKED SECURITIES	310
SCRIPPS NETWORK	6/15/2020	2.8000%	BOND	220
SCSLC	12/1/2022	2.4740%	MUNICIPAL BOND	67
SCSLC	5/1/2030	2.6570%	ASSET BACKED SECURITIES	845
SHELL INTL FIN B V	5/11/2020	2.1250%	BOND	798
SHERWIN WILLIAMS CO	6/1/2024	3.1250%	BOND	50
SHERWIN WILLIAMS CO	6/1/2027	3.4500%	BOND	132
SHERWIN WILLIAMS CO	6/1/2022	2.7500%	BOND	324
SHIRE ACQ INV IRELAND DA	9/23/2019	1.9000%	BOND	144
SHIRE ACQ INV IRELAND DA	9/23/2021	2.4000%	BOND	1,870
SL GREEN OPER	10/15/2022	3.2500%	BOND	398
SLCLT	9/15/2026	2.4406%	ASSET BACKED SECURITIES	934
SLCLT	11/25/2042	3.2050%	ASSET BACKED SECURITIES	1,283
SLFT	11/15/2024	3.1600%	ASSET BACKED SECURITIES	1,290
SLM STUDENT LN TR	1/25/2023	2.5895%	ASSET BACKED SECURITIES	61
SLM STUDENT LN TR	1/25/2023	2.5895%	ASSET BACKED SECURITIES	67
SLM STUDENT LN TR	10/25/2040	3.1095%	ASSET BACKED SECURITIES	149

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
SLM STUDENT LN TR	7/27/2026	2.4695%	ASSET BACKED SECURITIES	171
SLM STUDENT LN TR	4/25/2023	2.5695%	ASSET BACKED SECURITIES	379
SLM STUDENT LN TR	7/25/2023	2.5295%	ASSET BACKED SECURITIES	669
SLM STUDENT LN TR	10/25/2028	2.4995%	ASSET BACKED SECURITIES	1,788
SLMA	6/15/2023	2.5406%	ASSET BACKED SECURITIES	1,045
SLMA	1/27/2025	2.4595%	ASSET BACKED SECURITIES	428
SMALL BUS ADMIN GTD DEV PARTN	10/1/2019	7.2000%	ASSET BACKED SECURITIES	42
SMUCKER (J.M.) CO	3/15/2020	2.5000%	BOND	155
SOUND PT CLO XII LTD / SOUND PT CLO XII	10/20/2028	4.0187%	ASSET BACKED SECURITIES	753
SOUTHWEST AIRLINES CO	11/16/2022	2.7500%	BOND	170
SOUTHWEST AIRLINES CO	11/5/2020	2.6500%	BOND	502
SPECTRA ENERGY PARTNERS LP	10/15/2026	3.3750%	BOND	109
SPRINGCASTLE AMER FDG LLC / CR FDG LLC /	4/25/2029	3.0500%	ASSET BACKED SECURITIES	611
STACR	10/25/2027	2.8597%	ASSET BACKED SECURITIES	342
STACR	4/25/2029	3.2597%	ASSET BACKED SECURITIES	507
STACR	7/25/2029	3.1597%	ASSET BACKED SECURITIES	758
SSBK GOVERNMENT STIF FUND	NONE	1.2454%	MUTUAL FUND	17,533
STARBUCKS CORP	2/4/2021	2.1000%	BOND	124
STATE GRID	5/7/2019	2.7500%	BOND	442
STATE STREET CORP	5/19/2026	2.6500%	BOND	29
STATE STREET CORP	5/19/2021	1.9500%	BOND	44
STATE STREET CORP	8/18/2020	2.5500%	BOND	136
STRUCTURED ASSET SECS CORP	6/25/2034	3.6798%	ASSET BACKED SECURITIES	181
STRYKER CORP	3/15/2021	2.6250%	BOND	25
SUMITOMO MITSUI FINL GRP	10/18/2022	2.7780%	BOND	189
SUMITOMO MITSUI FINL GRP	7/12/2022	2.7840%	BOND	398
SUMITOMO MITSUI FINL GRP	7/12/2022	2.7840%	BOND	1,044
SUMITOMO TRUST & BANKING LTD	9/19/2019	1.9500%	BOND	253
SUNOCO LOGISTICS PRTNR OPER LP	4/1/2024	4.2500%	BOND	46
SUNTRUST BANK	8/1/2022	2.4500%	BOND	468
SUNTRUST BANKS INC	1/27/2022	2.7000%	BOND	555
SVENSKA HANDELSBANKEN	1/25/2019	2.5000%	BOND	401
SVENSKA HANDELSBANKEN	1/25/2019	2.5000%	BOND	933
SWEDBANK AB	3/14/2022	3.0356%	BOND	303
SYNCHRONY FINANCIAL	1/15/2019	2.6000%	BOND	120
SYNCHRONY FINANCIAL	2/3/2020	2.7000%	BOND	216
SYNCHRONY FINANCIAL	1/15/2019	2.6000%	BOND	952
SYNCT	4/15/2021	1.6000%	ASSET BACKED SECURITIES	1,149
SYNGENTA FIN NV	3/28/2022	3.1250%	BOND	107
SYNOVUS FINANICAL CORP	11/1/2022	3.1250%	BOND	59
TELEFONICA EMISIONES SAU	2/16/2021	5.4620%	BOND	189
TELOS CLO 2013-3 LTD / LLC	7/17/2026	3.6528%	ASSET BACKED SECURITIES	754
TENNESSEE VALLEY AUTHORITY	10/15/2018	1.7500%	GOVERNMENT OBLIGATIONS	465
TESORO PETROLEUM CO	4/1/2028	3.8000%	BOND	50
TEVA PHARMACEUTICAL FIN NETH III B V	7/21/2023	2.8000%	BOND	109
TEVA PHARMACEUTICAL FIN NETH III B V	7/21/2021	2.2000%	BOND	110
TEVA PHARMACEUTICAL FIN NETH III B V	7/19/2019	1.7000%	BOND	136
TEVA PHARMACEUTICAL FIN NETH III B V	7/20/2018	1.4000%	BOND	149
TEVA PHARMACEUTICAL FIN NETH III B V	7/21/2021	2.2000%	BOND	151
TEVA PHARMACEUTICAL FIN NETH III B V	7/21/2021	2.2000%	BOND	1,178
TEXAS A & M UNIVERSITY REVS	5/15/2021	2.2290%	MUNICIPAL BOND	897
THERMO ELECTRON CORP	8/15/2021	3.6000%	BOND	150
THERMO ELECTRON CORP	4/15/2023	3.0000%	BOND	277
THERMO ELECTRON CORP	1/15/2023	3.1500%	BOND	304
THERMO ELECTRON CORP	4/15/2023	3.0000%	BOND	704
TIME WARNER CABLE INC	7/1/2018	6.7500%	BOND	27
TIME WARNER CABLE INC	9/1/2021	4.0000%	BOND	129
TOBACCO STLMT ATH IOWA TOB SET	6/1/2023	6.5000%	MUNICIPAL BOND	386
TOKYO, METROPOLIS OF	6/8/2022	2.5000%	BOND	396
TOWD PT MTG TR 2017 5	2/25/2057	2.4971%	ASSET BACKED SECURITIES	1,432
TOWD PT MTG TR 2017-4	6/25/2057	2.7500%	ASSET BACKED SECURITIES	1,926
TOYOTA MOTOR	9/8/2022	2.8009%	BOND	1,803
TRILLIUM CREDIT CARD TRUST II	5/26/2021	2.6883%	ASSET BACKED SECURITIES	551
TRILLIUM CREDIT CARD TRUST II	5/26/2021	2.6883%	ASSET BACKED SECURITIES	1,654
TRINITAS CLO V LTD / LLC	10/25/2028	4.0595%	ASSET BACKED SECURITIES	753
TRINITY ACQUISITION PLC	8/15/2023	4.6250%	BOND	32
TYCO ELECTRONICS	8/1/2024	3.4500%	BOND	21
TYSON FOODS INC	8/15/2019	2.6500%	BOND	397
U.S. TREASURY C0UPON STRIPS	5/15/2035	0.0000%	TREASURY NOTES	314
U.S. TREASURY C0UPON STRIPS	5/15/2022	0.0000%	TREASURY NOTES	2,182
U.S. TREASURY C0UPON STRIPS	11/15/2022	0.0000%	TREASURY NOTES	3,006
UBS AG LONDON B	6/8/2020	2.2000%	BOND	229
UBS AG LONDON B	12/1/2020	2.4500%	BOND	324
UBS COML MTG TR 2017-C7	12/15/2050	3.5860%	ASSET BACKED SECURITIES	930

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
UBS GROUP FDG SWITZ AG	8/15/2023	2.8590%	BOND	237
UBS GROUP FDG SWITZ AG	5/23/2023	3.4910%	BOND	589
UBS GROUP FDG SWITZ AG	8/15/2023	3.2925%	BOND	1,506
UBS GROUP FUNDING	4/15/2021	3.0000%	BOND	277
UBS GROUP FUNDING	9/24/2020	2.9500%	BOND	505
UBS GROUP FUNDING	2/1/2022	2.6500%	BOND	865
UDR INC	9/1/2026	2.9500%	BOND	961
UNASSIGNED LIVE C 213	5/17/2021	1.9600%	ASSET BACKED SECURITIES	698
UNASSIGNED LIVE C 213	5/15/2020	1.6500%	ASSET BACKED SECURITIES	999
UNASSIGNED LIVE C 213	5/15/2020	1.6500%	ASSET BACKED SECURITIES	1,099
UNASSIGNED LIVE C 475	10/18/2019	2.6651%	BOND	270
UNASSIGNED LIVE C 475	1/18/2018	1.5000%	BOND	1,190
UNION BANK OF CALIFORNIA	9/26/2018	2.6250%	FOREIGN BOND	261
UNITED MEXICAN STS MTN BE	3/15/2022	3.6250%	FOREIGN BOND	91
UNITED STATES TREASURY BOND	2/15/2041	4.7500%	TREASURY BOND	47
UNITED STATES TREASURY BOND	11/15/2044	3.0000%	TREASURY BOND	79
UNITED STATES TREASURY BOND	2/15/2046	1.0000%	TREASURY BOND	100
UNITED STATES TREASURY BOND	5/15/2047	3.0000%	TREASURY BOND	137
UNITED STATES TREASURY BOND	11/15/2047	2.7500%	TREASURY BOND	150
UNITED STATES TREASURY BOND	8/15/2045	2.8750%	TREASURY BOND	154
UNITED STATES TREASURY BOND	2/15/2047	0.8750%	TREASURY BOND	160
UNITED STATES TREASURY BOND	8/15/2047	2.7500%	TREASURY BOND	485
UNITED STATES TREASURY BOND	8/15/2043	3.6250%	TREASURY BOND	495
UNITED STATES TREASURY BOND	5/15/2043	2.8750%	TREASURY BOND	1,335
UNITED STATES TREASURY BOND	11/15/2046	2.8750%	TREASURY BOND	1,844
UNITED STATES TREASURY BOND	5/15/2045	3.0000%	TREASURY BOND	3,042
UNITED TECHNOLOGIES CORP	5/4/2020	1.9000%	BOND	64
UNITEDHEALTH GROUP INC	3/15/2026	3.1000%	BOND	70
UNITEDHEALTH GROUP INC	7/15/2022	3.3500%	BOND	103
UNITEDHEALTH GROUP INC	7/16/2018	1.9000%	BOND	195
UNITEDHEALTH GROUP INC	7/15/2020	2.7000%	BOND	379
UNITEDHEALTH GROUP INC	10/15/2022	2.3750%	BOND	470
UNITEDHEALTH GROUP INC	7/15/2020	2.7000%	BOND	582
UNITEDHEALTH GROUP INC	11/15/2021	3.3750%	BOND	825
UNUMPROVIDENT CORP	5/15/2021	3.0000%	BOND	705
US BANCORP	7/15/2022	2.9500%	BOND	177
US BANCORP MTN BK ENTRY	4/27/2027	3.1500%	BOND	135
UST BILLS	1/11/2018	0.0000%	TREASURY BILLS	600
UST BILLS	2/22/2018	0.0000%	TREASURY BILLS	699
UST BILLS	1/4/2018	0.0000%	TREASURY BILLS	1,500
UST BILLS	2/15/2018	0.0000%	TREASURY BILLS	6,690
UST BILLS	3/1/2018	0.0000%	TREASURY BILLS	9,481
UST NOTES	9/30/2022	1.8750%	TREASURY NOTES	34
UST NOTES	9/15/2018	1.0000%	TREASURY NOTES	55
UST NOTES	8/15/2018	1.0000%	TREASURY NOTES	149
UST NOTES	4/30/2023	1.6250%	TREASURY NOTES	388
UST NOTES	4/15/2022	0.1250%	TREASURY NOTES	398
UST NOTES	6/30/2024	2.0000%	TREASURY NOTES	603
UST NOTES	8/15/2024	2.3750%	TREASURY NOTES	677
UST NOTES	9/30/2021	1.1250%	TREASURY NOTES	762
UST NOTES	9/15/2020	1.3750%	TREASURY NOTES	798
UST NOTES	11/30/2024	2.1250%	TREASURY NOTES	868
UST NOTES	12/31/2020	1.7500%	TREASURY NOTES	904
UST NOTES	7/31/2022	1.8750%	TREASURY NOTES	942
UST NOTES	10/31/2022	2.0000%	TREASURY NOTES	952
UST NOTES	4/15/2020	0.1250%	TREASURY NOTES	1,052
UST NOTES	9/30/2020	2.0000%	TREASURY NOTES	1,146
UST NOTES	4/30/2021	2.2500%	TREASURY NOTES	1,147
UST NOTES	1/15/2020	1.3750%	TREASURY NOTES	1,257
UST NOTES	9/30/2019	1.3750%	TREASURY NOTES	1,373
UST NOTES	1/15/2020	1.3750%	TREASURY NOTES	1,375
UST NOTES	11/30/2022	2.0000%	TREASURY NOTES	1,412
UST NOTES	8/15/2020	1.5000%	TREASURY NOTES	1,454
UST NOTES	5/31/2024	2.0000%	TREASURY NOTES	1,555
UST NOTES	5/31/2021	1.3750%	TREASURY NOTES	1,564
UST NOTES	7/31/2022	1.8750%	TREASURY NOTES	1,687
UST NOTES	9/30/2022	1.8750%	TREASURY NOTES	1,872
UST NOTES	9/30/2024	2.1250%	TREASURY NOTES	1,898
UST NOTES	6/30/2024	2.0000%	TREASURY NOTES	2,045
UST NOTES	3/15/2020	1.6250%	TREASURY NOTES	2,107
UST NOTES	8/31/2020	2.1250%	TREASURY NOTES	2,109
UST NOTES	4/30/2022	1.8750%	TREASURY NOTES	2,167
UST NOTES	11/30/2024	2.1250%	TREASURY NOTES	2,215
UST NOTES	7/31/2024	2.1250%	TREASURY NOTES	2,322

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
UST NOTES	6/30/2021	1.1250%	TREASURY NOTES	2,750
UST NOTES	8/15/2027	2.2500%	TREASURY NOTES	2,922
UST NOTES	11/30/2021	1.7500%	TREASURY NOTES	2,958
UST NOTES	5/31/2021	1.3750%	TREASURY NOTES	3,069
UST NOTES	1/31/2021	1.3750%	TREASURY NOTES	3,139
UST NOTES	12/15/2020	1.8750%	TREASURY NOTES	3,210
UST NOTES	12/31/2019	1.8750%	TREASURY NOTES	3,284
UST NOTES	7/31/2024	2.1250%	TREASURY NOTES	3,299
UST NOTES	4/30/2022	1.8750%	TREASURY NOTES	3,349
UST NOTES	11/15/2026	2.0000%	TREASURY NOTES	3,386
UST NOTES	9/30/2021	1.1250%	TREASURY NOTES	3,435
UST NOTES	10/15/2020	1.6250%	TREASURY NOTES	3,825
UST NOTES	11/15/2026	2.0000%	TREASURY NOTES	4,151
UST NOTES	7/31/2022	1.8750%	TREASURY NOTES	4,439
UST NOTES	4/30/2021	1.3750%	TREASURY NOTES	5,156
UST NOTES	8/15/2027	2.2500%	TREASURY NOTES	5,224
UST NOTES	4/30/2022	1.8750%	TREASURY NOTES	5,434
UST NOTES	9/15/2019	0.8750%	TREASURY NOTES	5,440
UST NOTES	3/31/2022	1.8750%	TREASURY NOTES	5,734
UST NOTES	1/15/2025	0.2500%	TREASURY NOTES	5,889
UST NOTES	1/31/2022	1.8750%	TREASURY NOTES	6,175
UST NOTES	4/30/2021	1.3750%	TREASURY NOTES	6,750
UST NOTES	7/31/2021	1.1250%	TREASURY NOTES	7,073
UST NOTES	12/31/2021	2.0000%	TREASURY NOTES	7,262
UST NOTES	12/31/2023	2.2500%	TREASURY NOTES	7,385
UST NOTES	12/15/2020	1.8750%	TREASURY NOTES	7,742
UST NOTES	7/31/2024	2.1250%	TREASURY NOTES	8,348
UST NOTES	9/30/2019	1.7500%	TREASURY NOTES	9,877
UST NOTES	9/30/2022	1.8750%	TREASURY NOTES	10,672
UST NOTES	7/31/2021	1.1250%	TREASURY NOTES	11,401
UST NOTES	5/15/2025	2.1250%	TREASURY NOTES	11,730
UST NOTES	11/15/2020	1.7500%	TREASURY NOTES	14,904
UST NOTES	6/30/2021	1.1250%	TREASURY NOTES	17,169
UST NOTES	11/30/2021	1.7500%	TREASURY NOTES	21,396
UST NOTES	10/31/2019	1.5000%	TREASURY NOTES	23,211
USTN	7/15/2026	0.1250%	TREASURY NOTES	1,007
UTAH ST BRD REGENTS STUDENT LN	5/1/2029	3.2080%	ASSET BACKED SECURITIES	274
UTAH ST BRD REGENTS STUDENT LN	5/1/2035	3.2080%	ASSET BACKED SECURITIES	346
UTAH ST BRD REGENTS STUDENT LN	5/1/2035	3.2080%	ASSET BACKED SECURITIES	445
VALERO ENERGY CORP NEW	3/15/2019	9.3750%	BOND	812
VALIDUS HOLDINGS	5/25/2018	1.1250%	BOND	854
VERIZON COMMUNICATIONS INC	8/15/2026	2.6250%	BOND	52
VERIZON COMMUNICATIONS INC	3/15/2022	2.9460%	BOND	52
VERIZON COMMUNICATIONS INC	3/15/2021	3.4500%	BOND	127
VERIZON COMMUNICATIONS INC	3/16/2027	4.1250%	BOND	198
VERIZON COMMUNICATIONS INC	8/15/2021	1.7500%	BOND	219
VERIZON COMMUNICATIONS INC	11/1/2021	3.0000%	BOND	227
VERIZON COMMUNICATIONS INC	5/22/2020	2.8794%	BOND	292
VERIZON COMMUNICATIONS INC	11/1/2021	3.0000%	BOND	688
VERIZON COMMUNICATIONS INC	2/15/2025	3.3760%	BOND	699
VERIZON COMMUNICATIONS INC	9/15/2023	5.1500%	BOND	834
VERIZON COMMUNICATIONS INC	3/15/2022	2.9460%	BOND	972
VIACOM INC	9/1/2023	4.2500%	BOND	51
VIRGINIA ELECTRIC AND POWER CO	5/15/2025	3.1000%	BOND	176
VISA INC	12/14/2020	2.2000%	BOND	1,149
WALGREENS BOOTS ALLIANCE INC	11/18/2024	3.8000%	BOND	23
WBCMT	10/15/2044	5.2874%	ASSET BACKED SECURITIES	105
WEA FIN LLC/WESTFIELD UK & EUR FIN PLC	10/5/2020	3.2500%	BOND	916
WELLS FARGO & CO	1/24/2023	3.0690%	BOND	30
WELLS FARGO & CO	4/22/2026	3.0000%	BOND	108
WELLS FARGO & CO	7/26/2021	2.1000%	BOND	305
WELLS FARGO & CO	2/11/2022	3.2858%	BOND	709
WELLS FARGO & CO	3/4/2021	2.5000%	BOND	1,141
WELLS FARGO CO NEW MTN SR NTS	12/7/2020	2.5500%	BOND	100
WELLS FARGO CO NEW MTN SR NTS	7/22/2020	2.6000%	BOND	116
WELLS FARGO CO NEW MTN SR NTS	2/13/2023	3.4500%	BOND	204
WELLS FARGO CO NEW MTN SR NTS	7/22/2022	2.6250%	BOND	443
WELLS FARGO CO NEW MTN SR NTS	4/23/2018	2.3745%	BOND	626
WELLS FARGO CO NEW MTN SR NTS	2/19/2025	3.0000%	BOND	1,487
WELLS FARGO CO NEW MTN SR NTS	7/22/2022	2.6250%	BOND	2,039
WELLS FARGO COML MTG TR 2017-RB1	3/15/2050	2.7490%	ASSET BACKED SECURITIES	1,401
WESTERN GAS	6/1/2025	3.9500%	BOND	125
WFCM	5/15/2048	3.5400%	ASSET BACKED SECURITIES	403
WFRBS	6/15/2046	3.0730%	ASSET BACKED SECURITIES	198

Attachment B
(In thousands)

Identity of Issuer	Maturity Dates	Interest Rates	Description	Current Value
WFRBS	3/15/2045	3.0370%	ASSET BACKED SECURITIES	817
WFRBS	3/15/2044	3.0233%	ASSET BACKED SECURITIES	844
WFRBS	8/15/2047	3.6780%	ASSET BACKED SECURITIES	890
WFRBS	3/15/2047	2.8233%	ASSET BACKED SECURITIES	1,052
WILLIS NORTH AMER	5/15/2024	3.6000%	BOND	51
WILLIS NORTH AMER	3/15/2022	3.6000%	BOND	716
WISCONSIN ENERGY CORP	6/15/2020	2.4500%	BOND	160
WISCONSIN PWR & LT CO	10/15/2027	3.0500%	BOND	60
WORLD FINL NETWORK CC MASTR TR	6/15/2022	1.4400%	ASSET BACKED SECURITIES	917
WORLD FINL NETWORK CC MASTR TR	2/15/2022	2.2566%	ASSET BACKED SECURITIES	1,156
WSLT	1/26/2026	1.8752%	ASSET BACKED SECURITIES	77
WSLT	1/26/2026	1.8752%	ASSET BACKED SECURITIES	77
XEROX CORP	3/15/2023	3.6250%	BOND	49
XEROX CORP	9/1/2020	2.7500%	BOND	455
YORK CLO 2 LTD / YORK CLO 2 LLC	1/22/2031	3.5116%	ASSET BACKED SECURITIES	500
ZAIS CLO 7 LTD	4/15/2030	3.6377%	ASSET BACKED SECURITIES	251
ZIMMER HOLDINGS INC	4/1/2025	3.5500%	BOND	100
ZIMMER HOLDINGS INC	4/1/2022	3.1500%	BOND	1,002
NET PAYABLES				(50,545)
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT FAIR VALUE				1,149,712
ADJUSTMENT FROM FAIR VALUE TO CONTRACT VALUE				(15,901)
TOTAL SYNTHETIC GUARANTEED INVESTMENT CONTRACTS, AT CONTRACT VALUE				$1,133,811

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the persons who administer the Plan have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

CBS 401(k) PLAN

Date: June 29, 2018	By:	/s/ Stephen D. Mirante
Stephen D. Mirante
Member of the Retirement Committee